Exhibit 2.3

Execution Copy

SECOND AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

by and between

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

and

AMERICAN ONCOLOGY NETWORK, LLC

Dated as of April 27, 2023

EXHIBITS

Exhibit A	—	Form of Amended and Restated Company LLC Agreement
Exhibit B	—	Form of Amended and Restated Acquiror Certificate of Incorporation
Exhibit C	—	Form of Incentive Equity Plan
Exhibit D	—	Form of Registration Rights Agreement
Exhibit E	—	Form of Warrant to Purchase Class B Common Stock
Exhibit F	—	Company Class B-1 Unit Award Schedule

Pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended, the Disclosure Schedules to this exhibit, listed below, have been omitted because (i) they do not contain information material to an investment or voting decision and (ii) such information is not otherwise disclosed in the exhibit or the disclosure document. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Schedule 1.01 Knowledge Parties

Schedule 4.02 Subsidiaries

Schedule 4.04 No Conflict

Schedule 4.05 Governmental Authorities;Consents

Schedule 4.06 Capitalization

Schedule 4.07 Capitalization of Subsidiaries

Schedule 4.08 Financial Statements

Schedule 4.09 Undisclosed Liabilities

Schedule 4.10 Litigation and Proceedings

Schedule 4.11 Compliance with Laws

Schedule 4.12 Contracts; No Defaults

Schedule 4.13 Company Benefit Plans

Schedule 4.14 Labor Matters

Schedule 4.15 Taxes

Schedule 4.16 Insurance

Schedule 4.17 Permits

Schedule 4.18 Equipment and Other Tangible Property

Schedule 4.19 Real Property

Schedule 4.20 Intellectual Property and Privacy and Security

Schedule 4.21 Environmental Matters

Schedule 4.22 Absence of Changes

Schedule 4.23 Brokers’ Fees

Schedule 4.24 Related Party Transactions

Schedule 4.25 Anti-Corruption

Schedule 4.26 Healthcare Regulatory Matters

Schedule 4.27 Proxy Statement/Prospectus; Information Provided

Schedule 4.28 Company Equityholder Matters

Schedule 5.01 Corporate Organization of Acquiror

Schedule 5.02 Due Authorization

Schedule 5.03 No Conflict

Schedule 5.04 Litigation and Proceedings; Compliance with Laws

Schedule 5.05 Government Authorities; Consents

Schedule 5.06 Trust Account

Schedule 5.07 Brokers’ Fees

Schedule 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act

Schedule 5.09 Business Activites; Undisclosed Liabilities

Schedule 5.10 Taxes

Schedule 5.11 Capitalization

Schedule 5.12 NASDAQ Stock Market Listing

Schedule 5.13 Related Party Transactions

Schedule 5.15 Absence of Changes

Schedule 5.16 Indebtedness

Schedule 7.02 conduct of Acquiror During the Interim Period

Schedule 6.01 Interim Operating Covenants

Schedule 6.01(s) Interim Period Indebtedness

Schedule 7.01(a) Indemnification and Directors’ and Officers’ Insurance

Schedule 7.05(b) Post-Closing Officers

SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2023, by and between Digital Transformation Opportunities Corp., a Delaware corporation (“Acquiror”), and American Oncology Network, LLC, a Delaware limited liability company (the “Company”). Acquiror and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror and the Company entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of October 5, 2022 (the “Original Agreement Date”);

WHEREAS, Acquiror and the Company entered into that certain Amended and Restated Business Combination Agreement (the “First Amended and Restated Business Combination Agreement”), dated as of January 6, 2022 (the “First Amended and Restated Business Combination Agreement Date”) amending and restating the terms of the Original Agreement;

WHEREAS, Acquiror and Company now desire to further amend and restate the First Amended and Restated Business Combination Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a business combination;

WHEREAS, on or prior to the date of this Agreement, the Company has issued to employees of the Company (as set forth on Exhibit F hereto) (the “Company Employees”), which includes certain employees of the Company that are Practice Profit Pool Holders (such Practice Profit Pool Holder recipients, the “Class B-1 Practice Profit Pool Holder Recipients”) awards of Company Class B-1 Units, representing additional Company Class B-1 Units in the amounts set forth on Exhibit F, that shall vest only upon consummation of the Closing (each such award, a “Company Class B-1 Unit Award”);

WHEREAS, prior to adoption of the Amended and Restated Company LLC Agreement, Acquiror shall commence, and use its commercially reasonable efforts to consummate as of immediately prior to the effectiveness of the Amended and Restated Company LLC Agreement, an offer (together with any mandatory exchange contemplated by such offer, a “Company Class B-1 Unit Award Exchange Offer”) to the Company Employees, which includes the Class B-1 Practice Profit Pool Holder Recipients to exchange, at the election of each such Company Employee, each outstanding Company Class B-1 Unit Award held by each such Company Employee for a number of newly issued shares of Acquiror Class A Common Stock equal to the applicable Per Company Unit Exchange Ratio (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date immediately prior to the Closing, the Company shall amend and restate the Company LLC Agreement to be substantially in the form attached hereto as Exhibit A (the “Amended and Restated Company LLC Agreement”), pursuant to which each of the outstanding Company Class A Units, Company Class A-1 Units and Company Class B Units will be reclassified into a single class of limited liability company units (the “Company Common Units”);

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt Amended and Restated Acquiror Certificate of Incorporation, pursuant to which, among other things, (a) all outstanding and issued shares of Acquiror Class B Common Stock will convert into shares of Acquiror Class A Common Stock, (b) the terms of the Acquiror Class B Common Stock shall be amended to provide that all holders thereof shall have the right to vote on all matters submitted to holders of Acquiror Common Stock but no economic rights, and (c) new shares of Acquiror Preferred Stock shall be authorized in an amount sufficient to consummate the PIPE Investment;

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date, Acquiror shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements;

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date and following the adoption of the Amended and Restated Acquiror Certificate of Incorporation and the consummation of the PIPE Investment, (a) the Company shall issue Company Common Units to Acquiror in exchange for a combination of cash and consideration consisting of shares of Acquiror Class B Common Stock, Acquiror Class B Warrants, or a combination of the foregoing, (b) the Company shall be managed as set forth in Section 2.01 of the Agreement, (c) the Company shall distribute shares of Acquiror Class B Common Stock and/or Acquiror Class B Warrants, as applicable, to the Company Equityholders; (d) the Company shall distribute cash equal to the Preferred Return to holders of Company Class A Units and Company Class A-1 Units (or only to holders of Company Class A Units if the holder of Company Class A-1 Units elects to receive additional shares of Company Common Units in lieu of cash as provided herein); (e) Acquiror shall reserve a number of shares of Acquiror Class A Common Stock equal to the Adjusted Practice Profit Pool Amount (as defined below) for issuance after the Closing to eligible recipients (collectively, the “Business Combination”); and (f) from and after the Closing (but subject to lock-up restrictions), the Company Equityholders shall have the right (but not the obligation) to exchange Company Common Units for shares of Acquiror Class A Common Stock;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has (i) determined that the Business Combination and the other Transactions are in the best interests of the Company and its members and declared it advisable to enter into this Agreement, (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its members approval of this Agreement and the Transactions (the “Company Board Recommendation”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Business Combination and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror and declared it advisable to enter into this Agreement, (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Transaction Proposals (the “Acquiror Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, its Affiliates and certain stockholders of Acquiror have entered into the Amended and Restated Sponsor Support Agreement (the “Sponsor Agreement”) to, among other things, (i) vote in favor of, and take all actions necessary to consummate, the Transactions, (ii) lockup their shares of Acquiror, (iii) provide the Company with reasonable notice of any material sell-down transaction, (iv) subject a portion of their shares to vesting requirements and (v) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Acquiror Common Stock held by the Sponsor at the applicable date (i.e., the Sponsor will be diluted by the PIPE Investment to the same extent as the other Acquiror stockholders); and

WHEREAS, prior to the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Company has delivered to Acquiror an irrevocable written consent (the “Company Written Consent”) executed by a sufficient number of holders of Company Units necessary to approve the Original Agreement, the Amended and Restated Company LLC Agreement and the Transactions in accordance with the Company LLC Agreement and applicable Law (the “Company Equityholder Approval”).

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01     Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the Original Agreement Date.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Warrants” means warrants to purchase Acquiror Class B Common Stock substantially in the form attached hereto as Exhibit E.

“Acquiror Closing Statement” has the meaning specified in Section 3.04(a).

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts material to Acquiror (a) that was not known or reasonably foreseeable to the individuals listed on Schedule 1.01(A) (the “Acquiror Knowledge Parties”) or any member of the Acquiror Board as of the Original Agreement Date and that becomes known to the Acquiror Knowledge Parties or any member of the Acquiror Board after the Original Agreement Date and prior to the receipt of the Acquiror Stockholder Approval and (b) that does not relate to an Acquisition Transaction; provided, however, that any change in the price or trading volume of Acquiror Common Stock in the case of clause (a) of this definition shall be excluded for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(iv).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b)(iv).

“Acquiror Investor Presentation” mean the investor presentation for use by Acquiror in meetings with certain of its stockholders as well as other persons with respect to the Transactions.

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of Acquiror and the Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the Original Agreement Date.

“Acquiror Outstanding Shares” means a number equal to (a) the quotient of (i) the Aggregate Cash Raised divided by (ii) 10, plus (b) 8,337,500.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Related Party” means any Affiliate of either Acquiror or the Sponsor, or any of their respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

“Acquiror Stockholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Acquiror Stockholder Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Acquiror Organizational Documents) in connection with the Transaction Proposals.

“Acquiror Termination Date” has the meaning set forth in Section 8.01(d).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror or any Acquiror Related Party and incurred prior to and through the Closing Date in connection with evaluating the Company and its Subsidiaries, the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror or any Acquiror Related Party, (ii) deferred underwriting fees, and (iii) amounts outstanding under loans made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors; but in each case excluding any Taxes required to be paid by Acquiror in respect of the Acquiror Stockholder Redemption pursuant to the Inflation Reduction Act of 2022.

“Acquiror Unit” means one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Class A Common Stock.

“Acquisition Transaction” means (a) any sale of stock, merger or similar business combination transaction involving the Company Group that results in holders of a majority of the outstanding Company Units (or equity of any successor to the Company) as of immediately prior to such transaction ceasing to own a majority of the outstanding equity of the Company or the entity surviving such transaction (or a direct or indirect parent thereof) as of immediately after such transaction, or (b) a sale of all or substantially all of the assets of the Company Group, taken as a whole.

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional Audited Financial Statements” has the meaning specified in Section 6.04(a).

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Adjusted Practice Profit Pool Amount” means the difference of (a) the Practice Profit Pool Shares minus (b) the shares of Acquirer Class A Common Stock issued to the Class B-1 Practice Profit Pool Holder Recipients upon exchange of the Company Class B-1 Unit Awards in connection with the Company Class B-1 Unit Award Exchange Offer.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that no portfolio company of any stockholder of the Company that is a venture capital, private equity or other institutional investment fund or any of their Affiliates shall be considered an “Affiliate” of any Company Group Member.

“Aggregate Cash Raised” means an amount equal to (i) the aggregate cash proceeds available for release to Acquiror from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Acquiror Stockholder Redemptions) plus (ii) the Aggregate PIPE Proceeds.

“Aggregate Company Common Units” means, collectively, the aggregate number of Company Common Units equal to the sum of (i) the Continuing Company Common Units, plus (ii) the Acquiror Outstanding Shares, plus (iii) the Practice Profit Pool Shares, plus (iv) the Class A-1 Preferred Return Shares.

“Aggregate PIPE Proceeds” means the aggregate cash proceeds actually received by Acquiror in respect of the PIPE Investment prior to or on the Closing Date.

“Agreement” has the meaning specified in the Preamble hereto.

“Amended and Restated Acquiror Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Acquiror substantially in the form set forth on Exhibit B (with such changes as the Company and Acquiror may mutually agree in writing).

“Amended and Restated Company LLC Agreement” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Applicable Healthcare Industry Laws” means any federal, state, local, municipal, foreign, international, or other statute, law, ordinance, order, ruling, judgment, rule, regulation or other sub-regulatory requirements or guidance issued by a Governmental Authority, relating to health care items and services; healthcare providers, manufacturers, distributors, and/or suppliers; health plan companies and/or insurers; health insurance, benefit plans, and programs (whether governmental or non-governmental); health plan sponsors or administrators; and persons providing related, supportive, administrative or management services as delegates or contractors to any of the aforementioned, including but not limited to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the Federal Trade Commission Act, the False Claims Act (31 U.S.C. §§ 3729 et. seq.); the Federal Fraud and Abuse Statutes (42 U.S.C. §§ 1320a-7, 7a and 7b), the Physician Self-Referral Law (the “Stark Law”) (42 U.S.C. § 1395nn); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); state anti-kickback, fee-splitting and patient brokering laws; the federal exclusion Laws (42 U.S.C. § 1320a-7); Corporate Practice of Medicine Doctrine, HIPAA, the Health Information Technology for Economic and Clinical Health Act of 2009, the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), requirements of the Medicare program, including Medicare Advantage (Title XVIII of the Social Security Act), requirements of the Medicaid program, including managed Medicaid plans (Title XIX of the Social Security Act) CHAMPVA, TRICARE or other third party payor programs (whether government or private); state and federal requirements governing the licensure, certification, certificates of operation, authority, accreditation, qualification, the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments, the Federal Acquisition Regulation, the Anti-Kickback Act of 1986 (41 U.S.C. § 51 et seq.), the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263 42 C.F.R. Part 493); all other applicable laws of the United States Drug Enforcement Administration; and all regulations promulgated thereunder and applicable sub-regulatory agency guidance and directives and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made pursuant to the Acquiror Organizational Documents in connection with the Acquiror Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to Acquiror, the Company or any Subsidiary of the Company during the Interim Period, or that will be funded to Acquiror, the Company, or any Subsidiary of the Company prior to or concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the Company PNC Loan Agreement, or any replacement loan facility (up to the amount drawn under the Company PNC Loan Agreement) plus (c) the aggregate amount of capital offered by a bona fide prospective PIPE Investor to be invested as a PIPE Investment (at a price implying an enterprise value (equity value plus Indebtedness minus Cash) of Acquiror of at least $325,000,000) but that is Unreasonably Rejected by the Company.

“Business Combination” has the meaning specified in the Recitals and “business combination” has the meaning ascribed to the definition of “Business Combination” in the Acquiror Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and San Francisco, California are authorized or required by Law to close or unable to open.

“Calculation Time” means 11:59 p.m., Eastern time, on the Business Day immediately prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260)).

“Cash” means cash and cash equivalents.

“CBA” has the meaning specified in Section 4.12(a)(x).

“Change in Recommendation” has the meaning specified in Section 8.02(b)(iv).

“Class A-1 Preferred Return Shares” means a number of Company Common Units equal to the quotient of (A) the aggregate amount of the Preferred Return attributable to the Company Class A-1 Units that is not paid in cash pursuant to Section 2.01(d)(i)(C)(2) divided by (B) $10.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.13(f).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Audited Financial Statements” has the meaning specified in Section 4.08(a).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Recommendation” has the meaning specified in the Recitals hereto.

“Company Class A Units” means the Class A Units of the Company, as defined in the Company LLC Agreement.

“Company Class A-1 Units” means the Class A-1 Units of the Company, as defined in the Company LLC Agreement.

“Company Class B Units” means the Class B Units of the Company, as defined in the Company LLC Agreement.

“Company Class B-1 Units” means the Class B-1 Units of the Company, which represent a series of the Company Class B Units.

“Company Closing Cash” means the Cash of the Company Group determined as of the Calculation Time in accordance with GAAP, but excluding Cash restricted from use for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any liabilities of any Person under any letter of credit or other Contract.

“Company Closing Indebtedness” means the Indebtedness of the Company Group determined as of the Calculation Time in accordance with GAAP.

“Company Closing Statement” has the meaning specified in Section 3.04(b).

“Company Common Units” has the meaning specified in the Recitals hereto.

“Company Confidentiality Agreement” has the meaning specified in Section 11.09.

“Company Enterprise Value” means $350,000,000.

“Company Equityholder” means a holder of a Company Unit as of immediately prior to the Closing.

“Company Equityholder Approval” has the meaning specified in the Recitals hereto.

“Company Financial Statements” has the meaning specified in Section 4.08(a).

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company or one of the Company Subsidiaries, as applicable.

“Company Group Products” means all products and services provided, performed, distributed, sold or licensed by or on behalf of the Company Group.

“Company Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date.

“Company Interim Financial Statements” has the meaning specified in Section 4.08(a).

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC, dated, March 4, 2020.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (c) events caused by the announcement of this Agreement, including the impact of such announcement on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, landlords, distributors, partners or employees, or on revenue, profitability and cash flows (provided, that this clause (c) will not apply to any representation or warranty if the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (e) any national or international political or social conditions in any country, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (f) any failure of the Company to meet any projections, forecasts or budgets (provided, that this clause (f) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); provided, that in the case of clauses (a), (b), (d) and (e) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operate.

“Company Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Company Organizational Documents” has the meaning specified in Section 4.01.

“Company Payoff Amount” has the meaning specified in Section 3.03.

“Company PNC Loan Agreement” means that certain Loan Agreement, dated April 30, 2021, between American Oncology Management Company, LLC, as borrower, the Company, as parent, and PNC Bank, National Association, as amended, amended and restated, supplemented or otherwise modified from time to time through the Original Agreement Date.

“Company Representative” has the meaning specified in the recitals hereto.

“Company Service Provider” means each employee, officer, director, or other service provider of any of the Company Group Members.

“Company Subsidiary” has the meaning specified in Section 4.02.

“Company Termination Fee” means an amount equal to $18,000,000.

“Company Transaction Expenses” means all fees, costs and expenses of the Company and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the PIPE Investment except as otherwise expressly set forth in the definition of Acquiror Transaction Expenses) and all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions (excluding, for the avoidance of doubt, any “double trigger” payments or benefits as a result of or otherwise related to acts or occurrences following the Closing) and payable to any current or former Company Service Provider in cash by the Company in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amounts), as determined pursuant to Section 3.04(b).

“Company Units” means, collectively, the units of interest in the Company, which are represented by the Company Class A Units, Company Class A-1 Units and Company Class B Units.

“Company Written Consent” has the meaning specified in the Recitals hereto.

“Continuing Company Common Units” means, collectively, the aggregate number of Company Common Units equal to the quotient obtained by dividing (i) the Net Equity Value, by (ii) ten dollars ($10), rounded to the nearest whole number.

“Continuing Employee” has the meaning set forth in Section 7.09(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Distribution Threshold” has the meaning specified in the Company LLC Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(g).

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Date” has the meaning set forth in Section 8.01(d).

“Extension Proposal” has the meaning set forth in Section 8.01(d).

“Fraud” means actual, intentional and knowing fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court competent jurisdiction, in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the party hereto making such express representation or warranty as interpreted by Delaware courts applying Delaware law.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, division, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal, including, without limitation, any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Applicable Healthcare Industry Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority

“Hazardous Materials” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009 (Public Law 111-5) and the implementing regulations promulgated and other guidance issued thereunder (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“Historical Tax Distributions” means the aggregate amount of tax distributions made to the Company Equityholders prior to the Closing in accordance with Section 5.4(g) of the Company LLC Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights of any kind or nature, in any jurisdiction in the world, whether registered or unregistered, including: (a) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations certificates thereof; (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source, origin, sponsorship, endorsement or certification, together with all goodwill associated with each of the foregoing; (c) copyrights, copyrightable works and works of authorship and moral rights therein; (d) intellectual property rights in Software (including object code and source code); (e) intellectual property rights in data, database and collections of data; (f) intellectual property rights in internet websites, internet domain names, web addresses, URLs, web pages, usernames, keywords, tags and other social media identifiers and accounts for all third-party social media sites, and any content and data thereon or relating thereto; (g) Trade Secrets and know-how; (h) rights of publicity and commercial rights to a personal name; and (i) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to and for any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in Section 8.03(a)(i).

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by either the Company, Acquiror or any of their respective Subsidiaries.

“Key Employee” means any employee of the Company Group that holds an Executive Vice President title or higher.

“Key Payor” has the meaning specified in Section 4.26(i).

“Knowledge” means the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.01(KA), and (b) with respect to the Company, the individuals listed on Schedule 1.01(KC).

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the applicable Person.

“Leases” has the meaning specified in Section 4.19(a).

“Licensed Intellectual Property” means all Intellectual Property owned by a Person other than the Company Group which one or more Company Group Members has or purports to have the right to use pursuant to a license or other Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, right of first refusal or security interest, whether consensual, statutory or otherwise (including, in the case of any Equity Securities, any voting, transfer or similar restrictions, other than such restrictions arising under applicable securities Laws or the Company Organizational Documents).

“Lookback Date” means January 1, 2020.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(g).

“Nasdaq” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable.

“Net Equity Value” means the sum of (a) the Company Enterprise Value, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, plus (d) the cumulative value of all individual Distribution Thresholds applicable to the Company Class B Units (without taking into account any Company Class B-1 Unit Awards participating in the Company Class B-1 Unit Award Exchange Offer), minus (e) the Practice Profit Pool Amount.

“New Plan” has the meaning set forth in Section 7.09(b).

“Open Source Code” has the meaning specified in Section 4.20(g).

“Organizational Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation, organization or formation or limited partnership or limited liability company and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, regulations, statutory books and registers, instruments, limited partnership agreement, limited liability company agreement or similar Contracts relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any Company Group Member.

“Owned Software” has the meaning specified in Section 4.20(g).

“Party” has the meaning specified in the Preamble hereto.

“Per Company Unit Exchange Ratio” means (x) the Net Equity Value divided by the Total Company Units (without taking into account any Company Class B-1 Unit Awards participating in the Company Class B-1 Unit Award Exchange Offer) divided by (y) $10.00.

“Permits” has the meaning specified in Section 4.17.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) non-monetary Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (f) Liens that secure obligations that are reflected as liabilities on the Company Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Company Most Recent Balance Sheet).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information, in any form, that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular individual. This includes information covered by any Laws relating to the security, privacy, or Processing of personal information in any form, including (but not limited to) any Privacy Laws or Applicable Healthcare Industry Laws.

“PIPE” has the meaning specified in Section 8.04(a).

“PIPE Investment” has the meaning specified in Section 8.04(a).

“PIPE Investment Amount” has the meaning specified in Section 8.04(a).

“PIPE Investor” has the meaning specified in Section 8.04(a).

“PIPE Securities” has the meaning specified in Section 8.04(a).

“Practice Profit Pool Amount” means an amount equal to the product of (x) the Practice Profit Pool Shares and (y) $10.00.

“Practice Profit Pool Holder” means a holder of a practice profit interest in the Company entitling the holder thereof to Practice Profit Pool Shares.

“Practice Profit Pool Shares” means a number of shares of Acquiror Class A Common Stock equal to (A) the product of (x) 5% and (y) the sum of (a) Company Enterprise Value, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, plus (d) the Preferred Return, divided by (B) $10.00 minus (C) the number of Company Common Units issued in respect of the Company Class B-1 Unit Awards issued to the Class B-1 Practice Profit Pool Holder Recipients not participating in the Company Class B-1 Unit Award Exchange Offer. For greater certainty, “Practice Profit Pool Shares” includes the shares of Acquirer Class A Common Stock issued to the Class B-1 Practice Profit Pool Holder Recipients upon exchange of the Company Class B-1 Unit Awards in connection with the Company Class B-1 Unit Award Exchange Offer.

“Preferred Return” has the meaning specified in the Company LLC Agreement.

“PREP Act” has the meaning specified in Section 4.26(j).

“Privacy Commitments” means, collectively: (a) the Company Group Member’s obligations under the Privacy Policies; (b) the legal bases (including providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable) required for the Processing of Personal Information as conducted by or for the applicable Company Group Member; (c) any notices, consents, authorizations, and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to Personal Information; (d) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Information, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing, or other electronic communications (including, without limitation, the Payment Card Industry Data Security Standards) to which the Company Group Member is bound or otherwise represents compliance; and (e) any obligations on any Company Group Member under any Contracts relating to or otherwise addressing the Processing of Personal Information.

“Privacy Laws” means all applicable Laws that relate to data privacy, data protection, data security, data transfer, confidentiality, breach notification, marketing, or the Processing of Personal Information, as applicable from time to time, including HIPAA; Confidentiality of Substance Use Disorder Patient Records (42 CFR Part 2); the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; Section 5 of the Federal Trade Commission Act of 1914; and all equivalent, comparable, or applicable privacy, security and data breach notification Laws, and the requirements and guidance set forth in any applicable regulations, guidelines and consent orders.

“Privacy Policies” means, collectively, any and all (a) of the Company Group’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Group websites or otherwise made available by the Company Group to any Person, (b) public representations (including representations on Company Group websites) made by or on behalf of the Company Group with regard to Personal Information, and (c) third party privacy policies with which the Company Group has been or is contractually obligated to comply.

“Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, processing, erasure or destruction.

“Proxy Statement” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in Section 8.06.

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Retention Class B-1 Unit Awards” means the total number of Company Class B-1 Unit Awards issued prior to Closing and subject to the Company Class B-1 Unit Award Exchange Offer, other than the Company Class B-1 Unit Awards issued to Class B-1 Practice Profit Pool Holder Recipients.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); and (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or Acquiror, or the other schedules to this Agreement, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Digital Transformation Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in Section 8.04(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof).

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Total Company Units” means the aggregate number of Company Units that are issued and outstanding as of immediately prior to the Closing.

“Trade Controls” has the meaning specified in Section 4.25(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential or proprietary information and materials (including customer lists, business and technical information, data, databases, data compilations and collections, tools, research and development information, confidential price and cost information, and processes), and all rights therein.

“Transaction Agreements” shall mean this Agreement, the Amended and Restated Company LLC Agreement, the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transaction Proposals” has the meaning specified in Section 8.02(b).

“Transactions” means the transaction contemplated by this Agreement, including the Business Combination.

“Transfer Taxes” has the meaning specified in Section 8.03(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Unreasonably Rejected” means, for purposes of prong (c) of the definition of “Available Closing Acquiror Cash”, the failure by the Company to accept any reasonable offer by a bona fide prospective PIPE Investor to make an investment in PIPE Securities that (i) are at a price implying an enterprise value (equity value plus Indebtedness minus Cash) of Acquiror of at least $325,000,000, (ii) have a paid-in-kind interest coupon of no more than 10%, and (iii) do not include any punitive ratchet terms, acceleration clauses (other than acceleration clauses associated with a change in control) or provisions that would be expected to materially impact the ability of the Acquiror to operate its business or would cause the PIPE Securities to be characterized as debt under GAAP, within ten (10) Business Days of Acquiror providing the Company notice of such offer.

“Updated Acquiror Closing Statement” has the meaning specified in Section 3.04(a).

“Updated Company Closing Statement” has the meaning specified in Section 3.04(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.02      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)            When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c)            Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)            The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 48 hours prior to the Original Agreement Date, to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Microsoft Sharepoint under the title “Project Ace” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)            References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.03     Equitable Adjustments. If, between the Original Agreement Date and the Closing, the outstanding Company Units or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Units or Acquiror Common Stock, then such shares of stock, as applicable, will be appropriately adjusted to provide to the holders of Company Units and Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit Acquiror or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.03 shall not apply to the issuance of Acquiror Preferred Stock pursuant to any Subscription Agreements.

ARTICLE II

TRANSACTIONS

Section 2.01     Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a)            Amendment and Restatement of the Company LLC Agreement. On the Closing Date, the Company shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which issued and outstanding Company Units will be reclassified into Company Common Units, with (i) each Company Class A Unit and Company Class A-1 Unit being converted into a number of Company Common Units equal to the Per Company Unit Exchange Ratio, and (ii) each Company Class B Unit being converted into a number of Company Common Units equal to the quotient of (A) the remainder of (x) the quotient of the Net Equity Value divided by the Total Company Units (without taking into account any Company Class B-1 Unit Awards participating in the Company Class B-1 Unit Award Exchange Offer) minus (y) the Distribution Threshold applicable to such Company Class B Unit (expressed on a per Company Class B Unit basis), divided by (B) $10.00 (such quotient, in the case of each Company Class B Unit being so converted, the “Per Company Class B Unit Exchange Ratio”).

(b)            Amendment and Restatement of Acquiror Certificate of Incorporation. On the Closing Date and substantially concurrently with the adoption of the Amended and Restated Company LLC Agreement, Acquiror shall (i) amend and restate the Acquiror Certificate of Incorporation to be the Amended and Restated Acquiror Certificate of Incorporation, pursuant to which, among other things, (A)  all then outstanding and issued shares of Acquiror Class B Common Stock will convert into shares of Acquiror Class A Common Stock, (B) the terms of the Acquiror Class B Common Stock shall be amended to provide that all holders thereof shall have the right to vote on all matters submitted to holders of Acquiror Common Stock but having no economic rights and (C) new shares of Acquiror Preferred Stock shall be authorized in an amount sufficient to consummate the PIPE Investment and (ii) file the Amended and Restated Acquiror Certificate of Incorporation with the Secretary of State of the State of Delaware.

(c)            PIPE Investment. On the Closing Date, Acquiror shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(d)            Business Combination.

(i)    On the Closing Date, following the adoption of the Amended and Restated Acquiror Certificate of Incorporation and the consummation of the PIPE Investment, the Parties shall consummate the following transactions:

(A)   the Company shall issue to Acquiror a number of Company Common Units equal to the Aggregate Company Common Units minus the Continuing Company Common Units minus the Class A-1 Preferred Return Shares in exchange for (1) the delivery by Acquiror to the Company, via wire transfer of immediately available funds, an amount in cash equal to the Aggregate Cash Raised and (2) a number of shares of Acquiror Class B Common Stock and/or Acquiror Class B Warrants (in each case, as determined pursuant to Section 2.01(d)(i)(D)) (as determined with respect to each holder, the “Acquiror Class B Equity Consideration”, and the aggregate sum of all such amounts, the “Aggregate Acquiror Class B Equity Consideration”) where the sum of (x) the shares of Acquiror Class B Common Stock represented in the Aggregate Acquiror Class B Equity Consideration and (y) the shares of Acquiror Class B Common Stock underlying the Acquiror Class B Warrants represented in the Aggregate Acquiror Class B Equity Consideration equals the number of Continuing Company Common Units and Class A-1 Preferred Return Shares;

(B)   immediately following the consummation of the transactions set forth in clause (A), the Company shall be managed by a board of managers that consists of five (5) members and is constituted as follows: (i) three (3) nominees to be determined by the Acquiror, and (ii) two (2) nominees to be determined by the holders of at least a majority of the outstanding Company Common Units;

(C)   immediately following the consummation of the transactions set forth in clause (B), the Company shall distribute:

(1)            to each holder of Company Units, the applicable Acquiror Class B Equity Consideration where the sum of (x) the shares of Acquiror Class B Common Stock represented in such Acquiror Class B Equity Consideration and (y) the shares of Acquiror Class B Common Stock underlying the Acquiror Class B Warrants represented in such Aggregate Acquiror Class B Equity Consideration equals the number of Company Common Units held by such holder; and

(2)            to each holder of the Company Class A Units and Company Class A-1 Units, an amount in cash equal to the aggregate Preferred Return attributable to the Company Class A Units and Company Class A-1 Units held by such holder that is accrued and unpaid immediately prior to the Closing, less the aggregate amount of the Historical Tax Distributions, if any, made in respect of such Company Class A Units and Company Class A-1 Units prior to the Closing; provided that the holder of the Company Class A-1 Units may elect, with the Company’s consent, to receive in lieu of cash for any portion of the Preferred Return attributable the Company Class A-1 Units a number of Company Common Units equal to the Class A-1 Preferred Return Shares.

(D)   Each holder of Company Units is entitled to receive a number of shares of Acquiror Class B Common Stock equal to the number of Company Common Units held by such holder, or may make an election to receive, in lieu of any number of shares of Acquiror Class B Common Stock to which the holder would otherwise be entitled, an Acquiror Class B Warrant for such number of shares of Acquiror Class B Common Stock, by submitting an election (an “Election”) in accordance with the following procedures:

(1)            A holder of Company Units may make an Election in accordance provisions of this Section 2.01(d)(i)(D) by specifying the number of shares of Acquiror Class B Common Stock with respect to which such holder elects to receive an Acquiror Class B Warrant in lieu of shares of Acquiror Class B Common Stock.

(2)            The Company and Acquiror shall prepare a form, including appropriate and customary transmittal materials (the “Form of Election”), so as to permit holders of Company Units to exercise their right to make an Election.

(3)            The Company and Acquiror (i) shall initially make available and mail the Form of Election not less than 20 Business Days prior to the anticipated date of the Election Deadline (as defined below) to holders of Company Units as of the Business Day prior to such mailing date (such record date, the “Election Record Date”), and (ii) following such mailing date, shall use commercially reasonable efforts to make the Form of Election available to all persons who become holders of record Company Units during the period between the Election Record Date and the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(4)            Any Election shall have been made properly only if the Company or an election agent designated by the Company and reasonably acceptable to Acquiror (the “Agent”) shall have received, during the Election Period, the Form of Election, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company or the Agent. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. (New York City time) on the date that is the fifth Business Day preceding the date for which the Special Meeting is scheduled.

(5)            Any Election may be changed or revoked with respect to all or a portion of the Company Units subject thereto by the applicable holder of Company Units who submitted the applicable Form of Election by written notice received by the Company or the Agent prior to the Election Deadline. In addition, all Elections shall automatically be revoked if this Agreement is terminated in accordance with Article X. If any Election is revoked, not made or not properly made with respect to Company Units (none of the Parties nor the Agent being under any duty to notify any holder of Company Units of any such defect), such Election shall be deemed to be not in effect, and the Company shall issue to such holder a number of shares of Acquiror Class B Common Stock equal to the number of Company Common Units held by such holder and no Acquiror Class B Warrants.

(6)            The determination of the Company or the Agent shall be conclusive and binding as to whether or not an Election has been properly made or revoked pursuant to this Section 2.01(d)(i)(D) and as to when Elections and revocations were received by the Company or the Agent.

(7)            Any and all fees and expenses paid or payable in connection with the matters set forth in this Section 2.01(d)(i)(D), including the preparation, mailing, processing and evaluation of the Forms of Election and the retention of an Agent (if any), shall be exclusively borne by the Company.

Section 2.02     Further Assurances. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Acquiror, the Company and the Company’s Subsidiaries, the applicable directors, officers, members and stockholders of the Company and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CLOSING

Section 3.01     Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02     Closing Deliverables.

(a)   At the Closing, the Company shall deliver, or cause to be delivered, to Acquiror:

(i)            a counterpart to any Transaction Agreements to which it or an equityholder in the Company is a party; and

(ii)           the certificate referenced in Section 9.02(c).

(b)   At the Closing, Acquiror shall deliver, or cause to be delivered, to the Company:

(i)            a counterpart to any Transaction Agreements to which it or the Sponsor is a party;

(ii)           the certificate referenced in Section 9.03(c);

(iii)          such amount of cash as provided in Section 2.01(d)(i)(C)(2); and

(iv)          such number of shares of Acquiror Class B Common Stock and/or Acquiror Class B Warrants as provided in Section 2.01(d)(i)(C)(1); and

(v)           if applicable, certificates representing the aggregate number of Acquiror Class B Warrants so distributed under Section 2.01(d)(i)(C)(1), which the Company shall distribute to the holders thereof as soon as practicable after Closing.

Section 3.03      Payoff Amounts. At the Closing, Acquiror or the Company shall pay (i) an amount sufficient to pay all unpaid Company Transaction Expenses (such aggregate amount, the “Company Payoff Amount”) and (ii) an amount sufficient to pay all unpaid Acquiror Transaction Expenses, all of which shall be paid by wire transfer of immediately available funds pursuant to wire instructions provided to Acquiror at least two (2) Business Days prior to the Closing by the Company Representative for the applicable owed parties with respect to the Company Transaction Expenses and by Acquiror with respect to the Acquiror Transaction Expenses.

Section 3.04     Transaction Expenses.

(a)            On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of all unpaid Acquiror Transaction Expenses (which in any event shall not exceed $10 million (excluding deferred underwriting fees) without the written consent of the Company), including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and both the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided, that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b)            On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Closing Cash, the Company Closing Indebtedness, the Company Payoff Amount and all unpaid Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, (i) the Company shall promptly provide to Acquiror any changes to the Company Closing Statement (including any component thereof) (the “Updated Company Closing Statement”), and (ii) Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Statement. The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and Updated Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and Updated Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

Section 3.05     Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law; provided, however, that if Acquiror, the Company or their respective Affiliates becomes aware that withholding may be required in connection with the Transactions, such party shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. For the avoidance of doubt, the foregoing proviso shall not apply to any payments of a compensatory nature. To the extent that any amounts are deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Schedules to this Agreement dated as of the Original Agreement Date (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows:

Section 4.01     Corporate Organization of the Company. The Company is duly formed and organized, is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease or operate its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of formation of the Company and the Company LLC Agreement previously delivered by the Company to Acquiror (collectively, the “Company Organizational Documents”) are (a) true, correct and complete, (b) in full force and effect as of the Original Agreement Date, and (c) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Company Organizational Documents.

Section 4.02     Subsidiaries. Each Subsidiary of the Company, together with details of their respective jurisdictions of incorporation or organization and names of their respective equityholders and details of such equity ownership, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to acquire any such interest.

Section 4.03     Due Authorization.

(a)            The Company has all requisite company or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the Company Board and no other company or equivalent proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which the Company will be party, will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which the Company will be party, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b)            At a meeting duly called and held, the Company Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of the Company’s equityholders, (ii) approved the Transactions, and (iii) resolved to the recommend to the Company’s stockholders to approve this Agreement and the Transactions.

(c)            The Company Equityholder Approval has been obtained and such approval is the only vote of any of the Company Units necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 4.04     No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Company Group Member is a party by such Company Group Member and the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Company Organizational Documents or any organizational documents of any Company Subsidiary, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to a Company Group Member or any of its respective properties, assets or Equity Securities, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, impair the rights of any Company Group Member under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which a Company Group Member is a party or by which any of its assets, properties or Equity Securities may be bound or affected, or (d) result in the creation or imposition of any Lien upon any of the properties, assets or Equity Securities of a Company Group Member, except in the case of each of clauses (b) through (d) as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, and would not cause a Company Impairment Effect.

Section 4.05     Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Company Group Member with respect to the execution or delivery and performance of this Agreement by each Company Group Member or any Transaction Agreement to which any of the Company Group Members is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act or (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, and would not cause a Company Impairment Effect.

Section 4.06     Current Capitalization.

(a)            Schedule 4.06(a) sets forth the Equity Securities of the Company (including the number and class or series, Preferred Return and Distribution Threshold (as applicable)) and the record ownership (including the percentage interests held thereby) of such Equity Securities, and such Equity Securities (i) are free and clear of all Liens, (ii) have not been issued in violation of preemptive or similar rights and (iii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Organizational Documents.

(b)            True, correct and complete copies of each plan under which awards of Equity Securities have been made, all form equity award agreements used to evidence grants of Company Units or options to acquire Company Units or other Equity Securities of the Company to service providers, and all individual equity award agreements that materially differ from the forms from which they are based (except for differences in vesting schedules) have been provided to Acquiror, and each such plan and form equity award agreement has not been amended, modified or supplemented since being provided to Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such plan or plans or form equity award agreements in any case from those provided to Acquiror.

(c)            Except as set forth on Schedule 4.06(a), there are no outstanding or authorized options, promises of equity of the Company, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, other than as set forth in the Company LLC Agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, other than as set forth in the Company Organizational Documents. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Company Equityholders may vote. The Company is not party to any equityholder agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests, in each case, other than the Company LLC Agreement.

(d)            (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company Group Members and (ii) since each Company Group Member’s formation, such Company Group Member has not ever made, declared, set aside, established a record date for or paid any dividends or distributions since its formation.

(e)            To the Company’s Knowledge, all individuals who have purchased the Company’s Units under agreements that provide for the vesting of such Company Units have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

Section 4.07     Capitalization of Subsidiaries.

(a)            Except as set forth on Schedule 4.07(a), the outstanding shares of capital stock or other Equity Securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.07(a), all of the outstanding Equity Securities of each Company Subsidiary are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Liens arising under applicable securities Laws or the governing documents of the Company Subsidiaries) and have not been issued in violation of preemptive or similar rights by which such Company Subsidiary is bound. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Company Subsidiary issued or outstanding.

(b)            There are no outstanding or authorized options, promises of equity, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person other than the Company and its wholly-owned Subsidiaries is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Subsidiaries’ equityholders may vote. No Company Subsidiary is a party to any stockholders agreement, voting agreement, proxies or registration rights agreement relating to its equity interests.

(c)            Except for Equity Securities of any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08      Financial Statements.

(a)            Attached as Schedule 4.08(a) are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2021 and December 31, 2020, and the related audited consolidated statements of income and comprehensive income, members’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company as at June 30, 2022 (the “Company Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income and comprehensive income, members’ equity and cash flows for the three and six months ended June 30, 2022 (the “Company Interim Financial Statements”, together with the Company Audited Financial Statements and the Company Most Recent Balance Sheet, the “Company Financial Statements”).

(b)            Each of the Company Financial Statements (including the notes thereto) (i) fairly presents, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP during the periods involved (except in the case of the Company Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments in each case, the impact of which is not material), (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) were derived from, and accurately reflect in all material respects, the books and records of the Company Group.

(c)            The Company has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d)            Neither the Company nor the Company’s independent auditors have identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness”

in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(e)            The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to its principal executive officer and principal financial officer. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company Financial Statements.

Section 4.09      Undisclosed Liabilities. Except as set forth on Schedule 4.08(c), as of the Original Agreement Date, no Company Group Member has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Company Most Recent Balance Sheet, (b) that have arisen since June 30, 2022 in the ordinary course of business of the Company Group, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including transaction expenses, (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, or (e) that would not be required to be set forth on a consolidated balance sheet of the Company Group prepared in accordance with GAAP. No Company Group Member is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).

Section 4.10      Litigation and Proceedings. As of the Original Agreement Date, there is no, and since the Lookback Date, there has been no pending or, to the Knowledge of the Company, threatened Actions by or against any Company Group Member, any of their respective officers or directors or any of the properties, rights or assets of any Company Group Member that would reasonably be expected to (a) involve an amount in controversy of at least $300,000 or (b) be, individually or in the aggregate, material to the Company Group taken as a whole or would have a Company Impairment Effect. There is no, and since the Lookback Date, there has been no, Governmental Order (including pursuant to Applicable Healthcare Industry Laws) imposed upon or, to the Knowledge of the Company, threatened against any Company Group Member or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. No Company Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Company Group Member.

Section 4.11      Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company Group Members are, and since the Lookback Date, have been, in compliance with all applicable Laws. Since the Lookback Date, (a) no Company Group Member has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and, (b) to the Knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by any Company Group Member is currently threatened against any Company Group Member, in each case of the foregoing clauses (a) and (b), except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. No investigation or review by any Governmental Authority with respect to a Company Group Member is pending or, to the Knowledge of the Company, threatened, and no such investigations have been conducted by any Governmental Authority since the Lookback Date, in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect.

Section 4.12      Contracts; No Defaults.

(a)            Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvii) of this Section 4.12(a) to which, as of the Original Agreement Date, with respect to any Company Group Member is a party (together with all material amendments, waivers or other changes thereto) (all such Contracts as described in clauses (i) through (xvi), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)            Each Contract that involves aggregate payments or consideration (contingent or otherwise) payable (A) by any Company Group Member of more than $500,000 or (B) to the Company Group of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii)            each Contract relating to Indebtedness (A) with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $500,000 or (B) for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which with respect to any Company Group Member granted to any Person a security interest in or Lien on any of the property or assets of with respect to any Company Group Member;

(iii)            each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company Group pursuant to which there are any material ongoing obligations;

(iv)            each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding material obligations that provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property involving payments of at least $500,000 in the aggregate during the remaining term of such Contract, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)            each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the business of the Company Group, taken as a whole;

(vi)            each Contract prohibiting or restricting in any material respect the ability of any Company Group Member to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-disclosure provisions or non-solicitation and no-hire provisions for employment entered into in the ordinary course of business;

(vii)          each license or other agreement (excluding (A) non-disclosure agreements, (B) non-exclusive Intellectual Property licenses incidental to employee, consultant, contractor, other service provider, marketing, printing or advertising Contracts, and (C) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which the Company or any of its Subsidiaries (I) is a licensee with respect to any item of Intellectual Property (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf” software or software-as-a-service involving payments of not more than $500,000 in any year, or granted by a customer under a customer agreement in the ordinary course of business for the purpose of allowing the Company to provide services to such customer), (II) is a licensor or otherwise grants to a third party any rights to use any item of Intellectual Property, or (III) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;

(viii) each Contract for the development of Intellectual Property by a third party that is material to the business of the Company Group (other than pursuant to the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror);

(ix)            each Contract with any Company Service Provider or other Person that (A) provides for severance, termination payment, notice of termination, or similar compensation or benefit; (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions alone or in combination with any other event, including any retention, change of control, transaction or similar payments; (C) otherwise restricts the ability of the Company or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability; or (D) that provides for annual compensation in excess of $200,000, in each case of clauses (A) through (C), other than as required by Law;

(x)            each collective bargaining agreement or other Contract (each, a “CBA”) with a Company Group Member, on the one hand, and any labor union, labor organization or works council representing employees of any Company Group Member, on the other hand;

(xi)            each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any outstanding obligation in excess of $500,000 after the Original Agreement Date;

(xii)            each sales commission, revenue sharing, distributor, reseller, referral or brokerage Contract or other similar Contract that involves (A) annual payments to any Company Group Member in excess of $500,000, (B) annual payments by any Company Group in excess of $250,000 or (C) is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii)          any Contract with a Governmental Authority that involves aggregate payments or consideration (contingent or otherwise) payable (A) by any Company Group Member of more than $500,000 or (B) to the Company Group of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(xiv)          each Contract requiring capital expenditures of any Company Group Member after the Original Agreement Date in an amount in excess of $500,000 in the aggregate;

(xv)           each Contract with any Affiliate of any Company Group Member or family member thereof (other than (1) employment agreements, (2) confidentiality, (3) invention assignment agreements, (4) standard director and officer indemnification agreements, (5) equity or incentive equity documents and (6) practice agreements with local management services organization substantially in the form set forth on Schedule 4.12(a)(xv)); and

(xvi)          any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 4.12(a).

(b)            Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the applicable Company Group Member that is a party thereto and, (iii) to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. In addition, (A) no Company Group Member nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under any Material Contract, (B) since the Lookback Date, none of the Company Subsidiaries has received any written claim or notice of breach of or default under any such Material Contract, (C) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (D) there are no material disputes with any significant customers with respect to any Company Group Products and no material disputes with any significant suppliers.

Section 4.13     Company Benefit Plans.

(a)            Schedule 4.13(a) sets forth a true and complete list of each Company Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement or individual equity award agreement that, in each case, is consistent in all material respects with the applicable template listed on Schedule 4.13(a) and that can be terminated by the Company without notice or cost (other than costs through the date of termination), shall not be required to be listed on Schedule 4.13(a), unless it provides for annual compensation or severance in excess of $250,000. For purposes of this Agreement a “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change of control, fringe benefit, bonus, incentive, deferred compensation, vacation, paid time off, health and welfare, pension, supplemental retirement, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by any Company Group Member for the benefit of any Company Service Provider of any Company Group Member or under or with respect to which any Company Group Member has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan.

(b)            With respect to each Company Benefit Plan listed on Schedule 4.13(a), the Company has delivered or made available to Acquiror copies of (i) such Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, or in the event that the Company Benefit Plan is unwritten, a written summary of the key provisions, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation

(if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority or participant or participant representative within the past three years.

(c)            With respect to each Company Benefit Plan, (i) it has been established, maintained, funded and in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all material contributions, premiums or other payments that are due and payable with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(d)            Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification.

(e)            (i) No event has occurred and no condition exists that would subject any Company Group Member, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the Company’s Knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan have occurred that, in each case of subsections (i) through (iv), either individually or in the aggregate, would reasonably be expected to result in material liability.

(f)            No Company Benefit Plan provides, nor has any Company Group Member incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Company Service Provider of the Company or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.13(a) (including a template) requiring the Company or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. No Company Group Member has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code or otherwise.

(g)            No Company Group Member, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company, any Person or entity (whether or not incorporated) other than any Company Group Member that, together with the Company, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. No Company Group Member has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code with any other Person.

(h)            Except as set forth on Schedule 4.13(h), (A) neither the execution and delivery of this Agreement by the Company nor the consummation of the Business Combination or the occurrence of any other event alone or in conjunction with any other event will (i) result in the acceleration, funding, increased funding, vesting or creation of any rights of any current or former Company Service Provider to any compensatory payments, severance, or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the Original Agreement Date), (ii) result in the payment to any current or former Company Service Provider of any amounts including severance payments, or any increase in severance payments or benefits upon any termination of employment or service, (iii) result in the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code) (or any similar receipt under corresponding provision of state law); or (iv) result in any restriction on the ability of any Company Group Member to amend, modify or terminate any Company Benefit Plan.

(i)            Except as set forth on Schedule 4.13(i), no Company Group Member has any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 280G, 409A or 4999 of the Code or otherwise.

(j)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

Section 4.14     Labor Matters.

(a)            No Company Group Member is party to or bound by any CBA and no employee of any Company Group Member is represented by any labor union, other labor organization or works council with respect to their employment with any Company Group Member. There are, and since the Lookback Date there have been, no pending, or to the Knowledge of the Company, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the employees of any Company Group Member, or (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting any Company Group Member.

(b)            Except as set forth on Schedule 4.14(b), each Company Group Member is, and since the Lookback Date has been, in compliance in all respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance. The Company and its Subsidiaries have reasonably investigated all harassment or other discrimination or unlawful retaliation allegations of which any of them is aware and have provided detailed information related to each such allegations within the last two (2) years in the data room. With respect to each such allegations with potential merit, each Company Group Member has taken prompt corrective action and no such investigations or allegations are pending or, to the knowledge of the Company, threatened. Since the January 1, 2017, neither the Company nor any of their respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act. In the past two (2) years, no employee of the Company Group has made written allegations of sexual harassment against any Company Service Provider, and none of the Company Group Members have entered into any settlement agreement related to sexual harassment, sexual assault, or sexual misconduct by a Company Service Provider.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to result in material liability: (i) each Company Group Member has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to the current and former Company Service Providers, under applicable Law, Contract or Company Group policy, and (ii) each individual who is providing, or since the Lookback Date, has provided, services to any Company Group Member since January 1, 2017, and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d)            To the Knowledge of the Company, no current or former Company Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Group Member; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by any Company Group Member.

(e)            No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change, or material reduction in hours, salary or wages affecting employees of any Company Group Member has occurred since the date of the Company Most Recent Balance Sheet or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(f)            Since the Lookback Date, no Company Group Member has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(g)            As of the Original Agreement Date, the Company has not received written notice that any Key Employee of the Company intends to terminate his or her employment with the Company prior to the one year anniversary of the Closing and to the Knowledge of the Company, no such Key Employee has provided any such non-written notice.

Section 4.15      Taxes. Except as set forth in Schedule 4.15:

(a)            All income and other material Tax Returns required by Law to be filed by each Company Group Member have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by each Company Group Member (whether or not reflected on any Tax Return) have been duly and timely paid to the appropriate Governmental Authority, no Company Group Member has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company Most Recent Balance Sheet, and since the date of the Company Most Recent Balance Sheet, no Company Group Member has incurred or accrued any material Tax liability or any taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c)            Each Company Group Member has paid all material applicable sales, use or other similar Taxes.

(d)            Each Company Group Member has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(e)            No Company Group Member is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Company Group Member is the subject of any dispute or claim with respect to Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(f)            No written claim has been made by any Governmental Authority in a jurisdiction where a Company Group Member does not file a Tax Return that such entity is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(g)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(h)            No Company Group Member (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)            No Company Group Member has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(j)            No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount or deferred revenue received prior to the Closing. No Company Group Member will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(k)            There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(l)            No Company Group Member (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only members of the Company Group, or (ii) has any liability for or in respect of the Taxes of any Person (other than a Company Group Member) (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(m)            No Company Group Member is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(n)            Schedule 4.15(n) sets forth the U.S. tax classification of, and any entity classification elections made by, any member of the Company Group for U.S. federal income Tax purposes which are currently in effect.

(o)            No Company Group Member has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(p)            No Company Group Member has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from the Acquiror or its Affiliates (including following the Closing, for the avoidance of doubt, the Company Group) after the Closing Date.

(q)            Each Company Group Member has complied in all material respects with Laws relating to escheat and unclaimed property.

(r)            The Company is a partnership and each of its Subsidiaries is an entity disregarded from its owner, in each case for U.S. federal income Tax purposes.

(s)            No Company Group Member has been a member of a consolidated, combined or similar group and no Company Group Member is a foreign corporation.

(t)            Other than Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company and its Subsidiaries with respect to Tax matters.

Section 4.16      Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, commercial, crime, workers’ compensation and other forms of insurance held by, or for the benefit of, any Company Group Member as of the Original Agreement Date. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) to the Knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms subject to the Enforceability Exceptions and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Company, no such action has been threatened, and (d) as of the Original Agreement Date, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17      Permits. The Company Group holds, and since the Lookback Date, has held, all licenses, approvals, consents, registrations, franchises and permits (“Permits”) necessary for the lawful conduct of its business. Except for such failures to be in compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company Group is in compliance with the terms of all Permits necessary for the lawful operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, suspension, cancellation or termination thereof, or would result in any other impairment of the rights of the holder of any such Permit. There is no pending or, to the Knowledge of the Company, threatened legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of any Company Group Member that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or impairment of any Permit.

Section 4.18      Equipment and Other Tangible Property. One of the Company Group Members owns and has good title to all material equipment and other tangible property and tangible assets reflected on the books of the Company as owned by any Company Group Member, free and clear of all Liens other than Permitted Liens, except as would not individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.19      Real Property.

(a)            Schedule 4.19(a) contains a true, correct and complete list, as of the Original Agreement Date, of all Leased Real Property of the Company Group including the address of each Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which any Company Group Member uses or occupies (or have been granted an option to use or occupy) such Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). One of the Company Group Members has a valid and subsisting leasehold interest in all such Leased Real Property, and to the Knowledge of the Company, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to the Company Group, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against the applicable Company Group Member and, to the Company’s Knowledge, the other parties thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Group Member has received or given any written notice of default or breach under any of the Leases and to the Knowledge of the Company, no Company Group Member has received oral notice of any default or breach that has not been cured, and (iv) to the Knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by any Company Group Member or, in each case, to the Company’s Knowledge, the other party thereto.

(b)            No Company Group Member is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c)            No Company Group Member owns any land, buildings or other real property.

Section 4.20      Intellectual Property and Privacy and Security.

(a)            Schedule 4.20(a) sets forth a complete and correct list, as of the Original Agreement Date of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”) and (ii) material unregistered trademarks, service marks or trade dress. Excluding any pending applications included in the Registered Intellectual Property, each item of Registered Intellectual Property and each material unregistered trademark is subsisting, valid and to the Knowledge of the Company, enforceable.

(b)            The Company Group (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) has sufficient right to use and license, as applicable, the Licensed Intellectual Property. There is no Intellectual Property other than the Owned Intellectual Property and the Licensed

Intellectual Property that is material or necessary for the operation of the respective businesses of the Company Group, as presently conducted.

(c)            Neither the execution of this Agreement nor the consummation of the Transactions will: (i) result in the loss or impairment of the Company Group’s right to own or use any of its Intellectual Property, or (ii) require the payment by Acquiror or any Company Group Member of any additional consideration for the Company Group’s right to own or use any of its Intellectual Property.

(d)            There is not, and there has not been since the Lookback Date, any Action pending, or threatened or received in writing, by the Company Group with respect to Owned Intellectual Property. To the Knowledge of the Company, no conduct of the Company Group, including the conduct of its respective businesses, infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, and no member of the Company group has received any notice or communication alleging any such infringement, misappropriation or other violation, including any offers to license. To the Knowledge of the Company, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, since the Lookback Date, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property.

(e)            The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all Trade Secrets and other confidential information of the Company Group or to which it has access. Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group either a (i) “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the Knowledge of the Company, no Person is in material breach of any such agreement.

(f)            The Company Group Products operate in material conformity to all documentation and warranties therefor. The Company has not received any claims alleging that the Company Group Products violate any warranty.

(g)            The Company Group is in possession of the source code and object code for all Software constituting their Owned Intellectual Property (“Owned Software”). No Company Group Member has ever disclosed, licensed or delivered to any escrow agent or any other Person any of the source code that is Owned Software, and no other Person has the right, contingent or otherwise, to obtain access or right to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any such source code that is Owned Software to any Person. Schedule 4.20(g) identifies all Open Source Code used in, linked or combined with, or distributed with any Owned Software, describes the manner in which such Open Source Code is used, modified, linked with, and/or distributed by the Company Group and identifies the licenses under which such Open Source Code is used. The Company Group has not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, combined or linked Owned Software with any Open Source Code, distributed Open Source Code in conjunction with Owned Software, or used, developed, incorporated or distributed Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) licensed, disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. The Company Group is in compliance with the terms of the applicable open source licenses for all Open Source Code included in, linked or combined with, or distributed with any Owned Software.

(h)            The Company Group has taken commercially reasonable efforts consistent with industry standards to protect the confidentiality, integrity and security of the IT Systems of the Company Group from any unauthorized use, access, interruption, or modification. Such IT Systems (i) operate and run in a commercially reasonable manner in all material respects, and (ii) are free from any virus, malware, programming or design error, corruption or defect. The IT Systems of the Company Group are sufficient for the current needs of the Company Group in all material respects. The Company Group has implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(i)            The Company Group is, and at all times since the Lookback Date has been in all material respects, in compliance with all Privacy Laws and Privacy Commitments. The Company Group has all rights necessary to collect and Process all Personal Information used in the business of the Company Group. The Company Group has in place, maintains and enforces policies, procedures, and rules regarding data privacy, protection, and security as required by all Privacy Laws and Privacy Commitments, and such policies accurately reflect the Company Group’s practices. Since the Lookback Date, the Company Group has not experienced any actual or suspected incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised, and the Company Group has not received any written complaints from any Person with respect thereto. No Action is pending or has been made or threatened against Company Group alleging that any use, disclosure, or Processing of Personal Information by the Company Group or a Company Group Member is in violation of a Privacy Commitment.

(j)            Each Company Group Member has and, since the Lookback Date has had, in place contractual arrangements with each entity for or on behalf of which such Company Group Member Processes Personal Information, such contractual arrangements requiring protection of Personal Information in a manner consistent with the respective Privacy Commitment.

Section 4.21      Environmental Matters. Except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect:

(a)            The Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all respects with all Permits required under Environmental Laws.

(b)            There are no Actions or notices of violation pending against or, to the Knowledge of the Company, threatened against any Company Group Member alleging, and no Company Group Member has received any written notice, report or other information regarding, any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor, to the Knowledge of the Company, is there any basis for any such claims or notices.

(c)            All Permits required under any Environmental Law that are necessary for the Company Group’s activities and operations at the Leased Real Property and for any applicable operations at any other location are currently effective. Schedule 4.21(c) set forth a true and complete list of all such Permits. All activities and operations of the Company Group are and since the Lookback Date, have been in compliance with all terms and conditions of such Permits. Any applications for renewal of such Permits have been submitted on a timely basis.

(d)            To the Knowledge of the Company, there has been no release of any Hazardous Materials at, on, or from the Leased Real Properties in a manner that has given rise to, or would reasonably be expect to give rise to, liability or investigation or remedial obligations for the Company Group under applicable Environmental Laws.

(e)            To the Knowledge of the Company, there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Materials.

(f)            Except as may be provided in the lease agreements for the Leased Real Property, no Company Group Member has assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

Section 4.22      Absence of Changes. Since December 31, 2021, (a) each Company Group Member has conducted its business in all material respects in the ordinary course of business and in a manner consistent with past practice, except with respect to the Business Combination and the other Transactions contemplated by this Agreement and the other Transaction Agreements, (b) none of the Company Group Members has taken any action, that if taken after the Original Agreement Date, would constitute a breach of the covenants set forth in Sections 6.01(a), 6.01(b), 6.01(e), or 6.01(q), and (c) no Company Material Adverse Effect has occurred and, to the Knowledge of the Company, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.23      Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member.

Section 4.24      Related Party Transactions. Except for the Contracts set forth on Schedule 4.24, there are no Contracts between a Company Group Member, on the one hand, and any Affiliate, officer, director or holder of at least 2.5% of the outstanding capital stock of the Company or any officer or director of any Company Group Member or, to the Company’s Knowledge, any Affiliate or immediate family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, offer letters, consulting agreements, contracting agreements, fringe benefits and other compensation paid to directors, officers, employees and other service providers, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by any Company Group Member to any officer, director, employee or equityholder and all related arrangements, including any pledge arrangements), (c) any indemnification agreements with any directors or officers, (d) Company Benefit Plans listed on Schedule 4.13(a) and amounts paid pursuant to Company Benefit Plans listed on Schedule 4.13(a) and (e) Contracts related to the purchase of Equity Securities listed on Schedule 4.06(a). For purposes of this Section 4.24, portfolio companies of venture capital or private equity investors that are not controlled by such investors shall not be deemed “Affiliates” of such investors.

Section 4.25      Anti-Corruption.

(a)            No Company Group Member, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other third-party representatives acting on behalf of any Company Group Member, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in material violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b)            No Company Group Member, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other third-party representatives acting on behalf of the any Company Group Member, has since the Lookback Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c)            Since the Lookback Date, no Company Group Member has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company Group has maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

Section 4.26      Healthcare Regulatory Matters.

(a)            Each Company Group Member is currently in material compliance with and, since January 1, 2019, each Company Group Member has complied in all material respects, with all Applicable Healthcare Industry Laws. Since January 1, 2019, each Company Group Member has maintained and complied in all material respects with a corporate compliance program that includes the implementation of policies, procedures, and training programs, and other compliance activities designed for its employees and agents to comply with all Applicable Healthcare Industry Laws.

(b)            No Company Group Member has been subject to (or has not received any written notice of) any pending or threatened action by any Governmental Authority alleging any violation of or noncompliance with any Applicable Healthcare Industry Law. The Company has not ever been a party to a corporate integrity agreement with the Office of Inspector General for the U.S. Department of Health and Human Services, or any deferred prosecution agreement or settlement agreement with any Governmental Authority. To the Knowledge of the Company, there is no act, omission, event or circumstance by any Company Group Member that would or reasonably would be expected to result in any such action.

(c)            No officer or director of the Company Group, or to the Knowledge of the Company, any agent or employee thereof (i) has made any fraudulent or untrue statement to or failed to disclose a fact required to be disclosed to any Governmental Authority or (ii) has committed an act, made a statement or failed to make a statement that would provide the basis for any Governmental Authority to take an adverse action against any Company Group Member under any Applicable Healthcare Industry Laws.

(d)            No Company Group Member, nor any of their respective employees, managers, partners, directors, officers, contractors, agents, or other persons acting on their behalf is or ever has been debarred, excluded, restricted, prohibited, or terminated from participation in any federal or state health care program, including Medicare and Medicaid.

(e)            Since January 1, 2019, each Company Group Member has complied in all material respects with the terms of all contracts to provide products or services to any Governmental Authority.

(f)            Each Company Group Member currently maintains and, for the previous five (5) years, has maintained privacy and security policies, procedures and safeguards that comply in all material respects with applicable HIPAA requirements. When functioning either as a “Covered Entity” or as a “Business Associate” (as defined in 45 C.F.R. § 160.103), each Company Group Member is a party to a business associate agreement with each person who is a Business Associate or a downstream Business Associate of such Company Group Member as required by and in accordance with applicable Privacy Laws. Each Company Group Member has entered into all required Business Associate (as defined in HIPAA) agreements. Each Company Group Member is in material compliance with the terms of each business associate agreement to which it is a party. To the Knowledge of the Company, all third parties that have entered into a business associate agreement with a Company Group Member are in material compliance with the terms of that business associate agreement. To the Knowledge of the Company, all third parties that have provided Personal Information to a Company Group Member have done so in compliance in all material respects with applicable Privacy Laws and applicable business associate agreement terms, including providing any notice and obtaining any applicable authorization or consent when required. No Company Group Member has received written notice of, and there is no litigation, proceeding (at law or in equity) pending or, to the Knowledge of the Company, threatened, and there is no inquiry or investigation pending or threatened with respect to, any alleged Breach of Unsecured PHI, as defined by HIPAA, or any other violation of HIPAA by any Company Group Member or its respective “workforce” (as defined under HIPAA). No Breach of Unsecured PHI by any Company Group Member or its “workforce” and no successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of any Company Group Member or any business associate or downstream business associate of any Company Group Member.

(g)            Each Company Group Member is currently in material compliance with and, since January 1, 2019, each Company Group Member has at all times complied, in all material respects, with all terms and conditions of any contract with any government entity including the Centers for Medicare and Medicaid Services within the United States Department of Health and Human Services.

(h)            Billing Practices; Accounts Receivable. The Company Group Members’ billing practices are in compliance in all material respects with applicable Law (including all workers’ compensation and insurance laws and regulations), and, where applicable, all Conditions of Participation (CoPs) and Conditions for Coverage (CfCs) in order to begin and continue participating in the Medicare and Medicaid programs as well as in programs with other governmental healthcare programs. There is no overpayment, failure to repay an overpayment, request for payment or submission of data that is likely to give rise to an overpayment or to an allegation any Company Group Member has violated any Applicable Healthcare Industry Laws including the False Claims Act (31 U.S.C. §§ 3729 et. seq.) or the Federal Fraud and Abuse Statutes (42 U.S.C. §§ 1320a-7, 7a and 7b).

(i)            Payor Contracts. Schedule 4.26(j) lists, for each of the ten (10) payors whose covered members make up the largest numbers of the Company’s patients for the twelve (12) month period ending on December 31, 2021 (the “Key Payors”) and for the six (6)-month period ending on June 30, 2022, the approximate percentage and dollar amount of annual (pro-rated for partial periods) revenues to or payments by any Company Group Member or Key Payors for the applicable period(s). To the Knowledge of the Company, no event has occurred that would reasonably be expected to materially and adversely affect any Company Group Member’s relations with any Key Payor. Each Company Group Member has provided or, with respect to matters occurring after the Original Agreement Date, will provide, Acquiror with written notice of any Key Payor that, since December 31, 2021, (i) has terminated, not renewed, cancelled, materially altered any Material Contract or substantially decreased its business done with any Company Group Member or has indicated in writing or, to Company’s Knowledge, orally that it will do any of the foregoing, or (ii) has asserted a breach or default in writing against Company under any contract. The Company Group Members’ contracts with the Key Payors are in writing and signed by or on behalf of the parties thereto, and constitute valid, binding and enforceable agreements of the applicable Company Group Member, and, to the Knowledge of the Company, the other parties thereto, and were entered into in the ordinary course of business.

(j)            COVID-19.

(i)            COVID-19 Measures. With respect to all of the geographic areas (whether state, county or local) in which the Company Group operates, there are no COVID-19 Measures materially restricting the Company Group (or any current employee, officer, manager, independent contractor or consultant of the Company Group) from operating in the ordinary course of business; provided, however, that if the Company Group (or any current employee, officer, manager, independent contractor or consultant of the Company Group) is relying on an exemption under a COVID-19 Measures that would otherwise apply absent such exemption, such exemption is set forth on Schedule 4.26(j).

(ii)            Health Care Matters. The Company Group has not taken advantage of any limited liability under the Public Readiness and Emergency Preparedness Act (the “PREP Act”) to address alleged claims for damages arising from its distribution or use of “covered countermeasures,” as defined in the PREP Act, during the outbreak of COVID-19.

Section 4.27      Proxy Statement; Registration Statement; Information Provided. None of the information relating to the Company Group supplied or to be supplied by any Company Group Member, or by any other Person acting on behalf of the Company Group, in writing specifically for inclusion in the Proxy Statement or Registration Statement will, as of the date of such document (or any amendment or supplement thereto) is first mailed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company Group makes no representations or warranties as to the information contained in or omitted from such document (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company Group’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in such document which is misleading by virtue of such reliance and conformity. Each of the Proxy Statement and the Registration Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. All information with respect to the Company Group that was delivered by or on behalf of the Company for inclusion in the Acquiror Investor Presentation being delivered concurrently with the announcement of this transaction was prepared in good faith using assumptions that the Company believes to be reasonable.

Section 4.28      Company Equityholder Matters. Each Company Equityholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, can bear the economic risk of its investment in the Acquiror Common Stock and possesses such knowledge and experience in financial and business matters that such Company Equityholder is capable of evaluating the merits and risks of the investment in the Acquiror Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in the Schedules to this Agreement dated as of the Original Agreement Date (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the Original Agreement Date (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), Acquiror represents and warrants to the Company as follows:

Section 5.01      Corporate Organization of Acquiror. Acquiror is duly incorporated or formed and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Acquiror Organizational Documents previously delivered by Acquiror to the Company are (a) true, correct and complete (b) in full force and effect as of the Original Agreement Date, and (c) have not been amended in any respect from the copies made available to the Company. The Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Organizational Documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02      Due Authorization.

(a)            Acquiror has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by Acquiror Board and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror is necessary to authorize this Agreement or such Transaction Agreements or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which Acquiror will be party, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which Acquiror will be party, will constitute a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

(b)            At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions (iii) resolved to recommend to the stockholders of Acquiror the approval of each of the Transaction Proposals, and (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the Original Agreement Date.

(c)            Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present, each of the Transaction Proposals shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose. The foregoing votes in this Section 5.02(c) are the only votes of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror and the consummation of the Transactions and the approval of the Transaction Proposals.

Section 5.03      No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which Acquiror is a party by Acquiror and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets, properties or Equity Securities may be bound or affected, or (d) result in the creation of any Lien upon any of the properties, assets or Equity Securities of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04      Litigation and Proceedings; Compliance with Laws. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Acquiror. Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to Acquiror, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, or as otherwise set forth on Schedule 5.04, Acquiror is and has been in compliance with all applicable Laws. Acquiror has not received any written notice of any violations of applicable Laws or Governmental Orders and, to the Knowledge of Acquiror, no assertion or Action of any violation of any Law or Governmental Order by any Governmental Authority is currently threatened (in writing) against Acquiror, in each case of the foregoing, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. No investigation or review by any Governmental Authority is pending or, to the Knowledge of Acquiror, threatened with respect to Acquiror, and no such investigations have been conducted by any Governmental Authority, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.05      Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to the execution or delivery and performance of this Agreement by Acquiror or any Transaction Agreement to which any of Acquiror is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC), (ii) the Registration Statement and declaration of effectiveness with respect thereto by the SEC and (iii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (c) such filings with and approval of Nasdaq to permit the Acquiror Common Stock to be issued in connection with the Transactions and the other Transaction Agreements to be listed on the Nasdaq, (d) the Acquiror Stockholder Approval, or (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.06      Trust Account. As of the Original Agreement Date, there is at least $333,500,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of March 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the Original Agreement Date (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of March 9, 2021 and filed with the SEC (File No 333-253079) on March 11, 2021 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold under the IPO Prospectus may elect to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the Original Agreement Date, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with their obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending with respect to the Trust Account. Since March 9, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Closing, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.07      Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 5.08      SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the Original Agreement Date (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the Original Agreement Date (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement and the Registration Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes, the impact of which is not material) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations cash flows and changes in equity for the respective periods then ended. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports were derived from, and accurately reflect in all material respects, the books and records of Acquiror. Acquiror has no material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)            Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)            Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains, and, has maintained, books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d)            There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e)            To the Knowledge of Acquiror, as of the Original Agreement Date, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the Original Agreement Date is subject to ongoing SEC review or investigation as of the Original Agreement Date.

(f)            Notwithstanding anything in this Section 5.08 or otherwise in this Agreement to the contrary, no representation or warranty is made by Acquiror as to the accounting treatment of the Acquiror Warrants or other changes in accounting arising in connection with any required restatement of Acquiror’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such Acquiror Warrants as equity rather than liabilities or other required changes in the SEC Reports.

Section 5.09      Business Activities; Undisclosed Liabilities;.

(a)            Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the consummation of a business combination or similar transaction. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)            Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror does not have any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination. Acquiror has no Subsidiaries.

(c)            Except as set forth on Schedule 5.09(c), as of the Original Agreement Date, Acquiror has no liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the most recent audited financial statements and interim financial statements included in the SEC Reports (b) that have arisen since June 30, 2022 in the ordinary course of business of Acquiror, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by Acquiror of its obligations hereunder, including transaction expenses, (d) that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror, taken as a whole, or (e) that would not be required to be set forth on a consolidated balance sheet of Acquiror prepared in accordance with GAAP. Acquiror is not a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).

Section 5.10      Taxes.

(a)            All income and other material Tax Returns required by Law to be filed by Acquiror have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by Acquiror (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since December 31, 2021, Acquiror has not incurred any material Tax liability outside the ordinary course of business.

(c)            Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            Acquiror has not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror is not the subject of any dispute or claim with respect to Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All deficiencies for Taxes asserted or assessed in writing against Acquiror have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(e)            No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(f)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(g)            Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h)            Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(i)            There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Liens for Taxes not yet due and payable.

(j)            Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(k)            Acquiror (i) has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has no any liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(l)            Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(m)            Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes.

Section 5.11      Capitalization.

(a)            As of the Original Agreement Date, the authorized capital stock of Acquiror consists of 221,000,000 shares of capital stock, including (i) 200,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 33,350,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the Original Agreement Date, (B) 8,337,500 shares of Acquiror Class B Common Stock are issued and outstanding as of the Original Agreement Date, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the Original Agreement Date. All of the issued and outstanding shares of Acquiror Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the Original Agreement Date, Acquiror has issued 6,113,333 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)            Except for this Agreement and the Acquiror Warrants, or as set forth in Section 5.11(a), as of the Original Agreement there are no outstanding or authorized options, promises of equity of Acquiror, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Acquiror. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)            Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)            There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Acquiror and Acquiror has never made, declared, set aside, established a record date for or paid any dividends or distributions since its formation.

Section 5.12      Nasdaq Stock Market Listing. The issued and outstanding Acquiror Units, each such unit consisting of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DTOCU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DTOC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DTOCW”. As of the Original Agreement Date, Acquiror is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the Acquiror Common Stock and Acquiror Warrants. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants on the

Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the Nasdaq or deregistering of the Acquiror Class A Common Stock with the SEC.

Section 5.13      Related Party Transactions. Except as described in the SEC Reports and set forth on Schedule 5.13, there are no transactions, Contracts, arrangements or understandings between Acquiror, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of Acquiror or, to the Knowledge of Acquiror, any Affiliate or family member of any of the foregoing, on the other hand.

Section 5.14      Proxy Statement; Registration Statement. None of the information relating to Acquiror supplied or to be supplied by Acquiror, or by any other Person acting on behalf of Acquiror, in writing specifically for inclusion in the Proxy Statement or the Registration Statement will, as of the date of such document (or any amendment or supplement thereto) is first mailed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from such document (a) that is modified in any material respect by Company or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Company or any of its Subsidiaries specifically for inclusion in such document which is misleading by virtue of such reliance and conformity. Each of the Proxy Statement or the Registration Statement, insofar as it relates to information supplied by or on behalf of Acquiror related to Acquiror for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.15      Absence of Changes. Since December 31, 2021, (i) Acquiror has conducted its business in all material respects in the ordinary course of business, and (ii) no Acquiror Material Adverse Effect has occurred, and there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.16      Indebtedness. Acquiror does not have any Indebtedness for borrowed money.

Section 5.17      Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror, or, to the Knowledge of Acquiror, the Sponsor. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01      Conduct of Business of the Company. From the Original Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, as contemplated by Section 8.04, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, (ii) timely pay all material Taxes due and payable by it (except to the extent being diligently contested in good faith by appropriate Actions and for which adequate reserves are established) and (iii) maintain the existing relations and goodwill of the Company Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as contemplated by Section 8.04, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which, with respect to subclauses (c), (e)-(k), (m), and (p)-(v), such consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(a)            change or amend its Organizational Documents;

(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company, either to the Company or any other wholly-owned Subsidiaries of the Company;

(c)            enter into, modify, amend, waive any right under, or terminate, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the Original Agreement Date, would have been required to be listed on Schedule 4.12(a)) or any Lease to which any Company Group Member is a party or by which it is bound, but in each case excluding (i) entries, modifications, amendments, waivers, terminations or non-renewals of Contracts in the ordinary course of business, (ii) non-renewals or expirations of Contracts in accordance with their terms and (iii) terminations of any Contracts set forth on Schedule 4.24;

(d)            (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of any Company Group Member or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of any Company Group Member, except in the ordinary course pursuant to any existing Company Benefit Plan;

(e)            sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (iii) the sale or provision of Company Group Products to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among the Company Subsidiaries;

(f)            disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(g)            (i) cancel or compromise any claim or Indebtedness owed to any Company Group Member, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (D) to the extent such settlement relates to any Transaction Litigation, or (iii) agree to modify in any respect materially adverse to the Company Group any confidentiality or similar Contract to which any Company Group Member is a party;

(h)            except as otherwise required by the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) and as in effect on the Original Agreement Date, (i) grant any material increase in compensation, benefits or severance to any current or former Company Service Provider of the Company Group, except in connection with a promotion based on job performance or workplace requirements for an employee with annual base compensation equal to or less than $200,000 in the ordinary course of business and consistent with past practice; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any current or former Company Service Provider, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business not to exceed $75,000; (iii) make any change in the key management structure of such Company Group Member, including the hiring of any individuals who would be, upon such hire, Key Employees, or the termination (other than for “cause” or due to death or disability) of Key Employees; (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any current or former Company Service Provider; (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Benefit Plan or any collective bargaining or similar agreement, or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the Original Agreement Date, other than in the ordinary course of business (and other than an employment offer letter providing for at-will employment with respect to a new employee that does not contain severance and/or a transaction or retention payment) with respect to new employees with an annual compensation not exceeding $200,000; or (vi) hire (or make an offer to hire), engage, terminate

(without cause), furlough, or temporarily layoff any Company Service Provider with annual base compensation in excess of $200,000;

(i)            implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could require advance notice under the WARN Act;

(j)            negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of any Company Group Member;

(k)            waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any individual;

(l)            directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in each case, that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business;

(m)            make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company;

(n)            redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (i) the acquisition by any Company Group Member of any Equity Securities of any Company Group Member in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company and (iii) repurchases of unvested shares in connection with the termination of the employment or service relationship with any employee, director, or consultant pursuant to stock option or purchase agreements in effect on the Original Agreement Date;

(o)            adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(p)            make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(q)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(r)            make, change or revoke any material Tax election, change or revoke any accounting method, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, enter into any Tax sharing or similar agreement, file any amended material Tax Return, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(s)            (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, other than the Indebtedness set forth on Schedule 6.01(s) hereto or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (A) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of the Company Group, (B) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (C) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(s);

(t)            fail to maintain in full force and effect material insurance policies covering the Company Group and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner detrimental to the Company Group;

(u)            enter into any Contract or amend in any material respect any existing Contract with any Company Equityholders or any Affiliate of any Company Equityholder (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of Company Equityholders who are officers, directors, employees or other service providers of any Company Subsidiaries in their capacity as an officer, director, employee or other service provider); or

(v)            enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (v).

Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give Acquiror, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing.

Section 6.02      Inspection. The Company will afford to Acquiror and its Representatives reasonable access during normal business hours and upon reasonable advanced notice to its and its Subsidiaries’ properties, books, records and personnel during the Interim Period to obtain all information concerning its business, properties, results of operations and personnel for purposes of this Agreement, as Acquiror may reasonably request; provided, that such party may restrict the foregoing access (i) to the extent that any Law applicable to the Company requires it or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) if such access would result in the waiver of any attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or documents; provided, further, that in the event that the Company relies on the foregoing proviso to withhold access to disclosure, Acquiror shall, to the extent permitted by Law and the protection of such privilege, promptly notify Acquiror of the nature of the withheld information.

Section 6.03      No Claim Against the Trust Account. The Company, on behalf of itself and the Company Equityholders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial business combination or in connection with an extension of Acquiror’s deadline to consummate a business combination; (b) to the Public Stockholders if Acquiror fails to consummate a business combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; or (d) to Acquiror after or concurrently with the consummation of a business combination. The Company, on behalf of itself and the Company Equityholders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of the Company Equityholders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company, the Company Equityholders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and the Company Equityholders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company, the Company Equityholders and its respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company, the Company Equityholders and its respective Affiliates under applicable Law. To the extent the Company, the Company Equityholders and its respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company, on behalf of itself and the Company Equityholders and other Affiliates, hereby acknowledge and agree that the Company, the Company Equityholders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04      Proxy Statement; Registration Statement.

(a)            As promptly as reasonably practicable following the Original Agreement Date, the Company shall deliver to Acquiror (i) the Company Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company Group Members (including any financial statements of any acquiree of any Company Group Member required under Rule 3-05 of Regulation S-X) as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement or the Registration Statement. Promptly following its completion, the Company shall deliver to Acquiror the audited consolidated financial statements of income and comprehensive income, consolidated statement of stockholders’ equity (deficit) and consolidated statement of cash flows of the Company Group for the year ended December 31, 2022, together with the notes and schedules to the foregoing, which comply with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act (the “Additional Audited Financial Statements”). Upon delivery of the Additional Audited Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply in the same manner as the Company Financial Statements. All such financial statements (A) will fairly present in all material respects the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, with respect to the Company Group, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and the Company and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement and the Registration Statement and (II) responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror (i) to cause the preparation in a timely manner of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and the Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the Transactions, in each case, that comply with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(b)            From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders and the Registration Statement is mailed to the Company Employees, the Company will give Acquiror prompt written notice of any action taken or not taken by such Company or its Subsidiaries or of any development regarding such Company or its Subsidiaries, in any such case which is or becomes known by such Company, that would cause the Proxy Statement and the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, and the Registration Statement such that the Proxy Statement and the Registration Statement no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05      FIRPTA. At the Closing, the Company shall deliver to Acquiror a duly completed and executed certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i); provided, that, if the Company fails to deliver such certificate and notice, Acquiror shall have the option, at its sole discretion, to waive the requirement to deliver such certificate and notice, in which case the Transactions shall nonetheless be able to close and Acquiror shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code as reasonably determined by Acquiror.

Section 6.06      [Reserved].

Section 6.07      No Acquiror Common Stock Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01      Indemnification and Directors’ and Officers’ Insurance.

(a)            From and after the Closing, Acquiror shall, and shall cause the Company to, indemnify and hold harmless each present and former director/manager and officer of Acquiror, the Company and the Company’s Subsidiaries, or any individual who, at any time prior to the Closing, is or was serving at the request of Acquiror, the Company and the Company’s Subsidiaries as a director/manager or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing and relating to the fact that such Person was a director/manager or officer of Acquiror, the Company, or any of the Company’s Subsidiaries, to the fullest extent that Acquiror, the Company or any of the Company’s Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the Original Agreement Date to indemnify such Person in its capacity as a director/manager or officer (including, within twenty (20) days after any written request is received by Acquiror, the advancing of expenses as incurred to the fullest extent permitted under such organizational documents or under any employment or indemnification agreement set forth on Schedule 7.01(a), which such advancement right shall include any expenses incurred by such Person in connection with enforcing any rights to indemnification under this Section 7.01, in each case, without the requirement of any bond or security). Without limiting the foregoing, Acquiror shall, and shall cause the Company and the Company’s Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its respective certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the Original Agreement Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. All rights to indemnification and advancement conferred under this Section 7.01 shall continue as to any indemnified Person who has ceased to be a director/manager or officer of Acquiror, the Company or the Company’s Subsidiaries at or after the Closing and inure to the benefit of such person’s heirs, executors and personal and legal representatives.

(b)            Acquiror shall purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Closing Date, directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror or the Company or any of the Company’s Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by Acquiror, the Company, and the Company’s Subsidiaries for such insurance policies for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Acquiror and the Company and all successors and assigns of Acquiror and the Company. If Acquiror or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02      Conduct of Acquiror During the Interim Period.

(a)            During the Interim Period, except as set forth on Schedule 7.02, as contemplated by this Agreement (including any changes relating to the capitalization of Acquiror as may reasonably be required to effect and consummate the Transactions), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not:

(i)  change, modify or amend the Trust Agreement, the Sponsor Agreement, the Acquiror Organizational Documents;

(ii)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror, (B) split, combine or reclassify any Equity Securities of Acquiror, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii)  make, change or revoke any material Tax election, change or revoke any accounting method with respect to Taxes, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, enter into any Tax sharing or similar agreement, file any amended material Tax Return, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(iv)  enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)  waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $250,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi)  incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person;

(vii)  (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the Original Agreement Date, (y) the Transactions, or (z) the issuance of PIPE Securities pursuant to Section 7.02, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)  make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(ix)  enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)            Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of Acquiror and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, Acquiror from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities prior to the Closing.

(c)            During the Interim Period, Acquiror shall use its commercially reasonable efforts to comply with, and continue performing under, as applicable, material Contracts to which Acquiror may be a party.

Section 7.03      Inspection. Acquiror will afford to the Company and its Representatives reasonable access during normal business hours and upon reasonable advanced notice to its properties, books, records and personnel during the Interim Period to obtain all information concerning its business, properties, results of operations and personnel for purposes of this Agreement, as the Company may reasonably request; provided, that such party may restrict the foregoing access (i) to the extent that any Law applicable to Acquiror requires it to restrict or prohibit access to any such properties or information, (ii) if such access would result in the waiver of any attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or documents; provided, further, that in the event that Acquiror relies on the foregoing proviso to withhold access to disclosure, Acquiror shall, to the extent permitted by Law and the protection of such privilege, promptly notify the Company of the nature of the withheld information.

Section 7.04      Section 16 Matters. Prior to the Closing, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05      Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)            the Acquiror Board as of the Closing shall initially include:

(i)            one or two director nominees to be designated by the Sponsor pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the Original Agreement Date, who shall be reasonably acceptable to the Company;

(ii)            any number of additional director nominees to be designated by the Company pursuant to written notice to Acquiror following the Original Agreement Date, who shall be selected after reasonable consultation with the Sponsor; and

(b)            the officers of Acquiror after the Closing shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in the Company’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror Organizational Documents following the Closing.

Section 7.06      Incentive Equity Plan and Practice Profit Pool.

(a)            Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror, an Incentive Equity Plan in substantially the form attached hereto as Exhibit C (the “Incentive Equity Plan”) to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-1 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b)            Following the Closing Date, subject to compliance with applicable Laws, Acquiror shall issue a number of shares of Acquiror Class A Common Stock equal to the Adjusted Practice Profit Pool Amount to the eligible recipients thereof, with such terms and in such manner as determined by the Acquiror Board.

Section 7.07      Acquiror Public Filings. From the Original Agreement Date through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.08      Nasdaq Listing. From the Original Agreement Date through the Closing, Acquiror shall use its reasonable best efforts to ensure that Acquiror remains listed as a public company on the Nasdaq, and shall cause Acquiror Common Stock to be issued in the Transaction to be approved for listing on Nasdaq or another reputable national securities exchange, subject to official notice of issuance, prior to the Closing, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.09      Employee Benefits.

(a)            Comparability. For a period of 12 months following the Closing Date, Acquiror shall cause the Company to provide each employee of the Company as of immediately prior to the Closing (each, a “Continuing Employee”), during his or her continued employment, with (i) annual base salary or hourly wage rate and incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, hourly wage rate and incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date under the Company Benefit Plans listed on Schedule 4.13(a).

(b)            Service Credit. From and after the Closing, Acquiror shall cause the Company to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off, but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (a “New Plan”) to the same extent and for the same purpose as such service with the Company or any predecessor thereof was credited on or prior to the Closing under the comparable Company Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c)            Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Benefit Plan in which such Continuing Employee participated, and (ii) provide or cause its Affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof with respect to the New Plan year in which the Closing occurs for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Benefit Plan during the plan year of the Company Benefit Plan up to and including the Closing to the same extent and for the same purpose as credited under such comparable Company Benefit Plan as if such amounts had been paid under such New Plan.

(d)            Limitations. The Company and Acquiror acknowledge and agree that all provisions contained in this Section 7.09 are included for their sole benefit, and that nothing contained herein, express or implied, (i) confers any third-party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Benefit Plan or other employee benefit plan, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Benefit Plan or other employee benefit plan, program or arrangement following the Closing Date.

Section 7.10      Additional Equity Financing. During the Interim Period, Acquiror may execute Subscription Agreements with equity investors pursuant to Section 8.04. If Acquiror desires to seek additional financing from potential equity investors pursuant to Subscription Agreements, the Company agrees, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of such financing as may be reasonably requested by Acquiror.

Section 7.11      Exclusivity. Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination.

ARTICLE VIII

JOINT COVENANTS

Section 8.01      Efforts to Consummate.

(a)            Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain PIPE Investments as contemplated by Section 8.04). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the Original Agreement Date and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any communication between Acquiror, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any communication between either Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. The Company will pay all filing fees in connection with the HSR Act when due and such fees shall be deemed 50% Company Transaction Expenses and 50% Acquiror Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent. During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Acquiror) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror and the Company, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror and the Company, or, in the case of either Company or Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b)            Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

(c)            During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror or any of its Representatives (in their capacity as a representative of Acquiror) or, in the case of the Company, or any respective Representatives of the Company (in their capacity as a representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of the

Company (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall the Company or its Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without Acquiror’s prior written consent (not to be unreasonably withheld, contained or delayed).

(d)            If Acquiror and the Company determine in good faith that it is probable that the Transactions will not be consummated on or before March 12, 2023 (the “Acquiror Termination Date”), then (i) Acquiror shall call a special meeting of its stockholders to be held and shall use its reasonable best efforts to obtain approval from such stockholders prior to the Acquiror Termination Date of a proposal to amend the Acquiror Organizational Documents to extend the deadline by which Acquiror is required to consummate the Transactions to a date that is no earlier than June 30, 2023 (such proposed extended deadline, the “Extension Date”, and such proposal, the “Extension Proposal”), (ii) Acquiror and the Company shall cooperate with the preparation, filing and mailing of proxy materials to be sent to Acquiror’s stockholders seeking approval of the Extension Proposal in accordance with the same efforts, notice, consent and other cooperation standards applicable to the preparation, filing and mailing of the Proxy Statement, and other related materials and actions, as set forth in Section 8.02, (iii) to the extent required to obtain approval of the Extension Proposal and to cause sufficient funds to be retained in the Trust Account as is reasonably expected to be needed to satisfy the conditions set forth in Section 9.01(f), Acquiror shall deposit such additional amount of funds to the Trust Account (which deposit shall be funded by a loan from the Sponsor to Acquiror) necessary to obtain approval of the Extension Proposal in a manner that is expected to cause sufficient funds to be retained in the Trust Account as is reasonably expected to be needed to satisfy the conditions set forth in Section 9.01(f), such amount to be determined in good faith by Acquiror after consultation with its advisors, and (iv) and in the event the Extension Proposal is duly approved by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon in accordance with the Acquiror Organizational Documents and applicable Law, Acquiror shall promptly thereafter amend the Acquiror Organizational Documents to provide for the extension of the deadline by which Acquiror is required to consummate the Transactions to the Extension Date contemplated by the Extension Proposal. If, following any such approval of the Extension Proposal, Acquiror and the Company determine in good faith that it is probable that the Transactions will not be consummated on or before the Extension Date, Acquiror and the Company shall cooperate in good faith to request and effectuate further amendments to the Acquiror Organizational Documents to provide for additional extensions of the deadline applicable to the consummation of a business combination in accordance with the foregoing sentence.

Section 8.02      Proxy Statement; Special Meeting; Registration Statement.

(a)   Proxy Statement.

(i)            As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, a proxy statement to be filed with the SEC and sent to the stockholders of Acquiror relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Acquiror shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or the Company’s Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Other Documents”). Acquiror will cause the Proxy Statement to be mailed to the stockholders of Acquiror in each case promptly after it is cleared by the SEC.

(ii)            To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement has been cleared or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Other Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Other Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Acquiror and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)            If at any time prior to the Closing any information relating to Acquiror, the Company, any of the Company’s Subsidiaries, or their respective Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Acquiror.

(b)   Special Meeting.

(i)            Acquiror shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror, as promptly as practicable following the earlier to occur of: (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “SEC Clearance Date”).

(ii)            Promptly following the SEC Clearance Date, Acquiror shall: (a) (i) take all action necessary under applicable Law and the Acquiror Organizational Documents and Nasdaq listing rules to set a record date for, call, give notice of, convene and hold a meeting of the stockholders of Acquiror (the “Special Meeting”) for a date no later than thirty (30) Business Days following the SEC Clearance Date, and (ii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror shall, through the Acquiror Board, recommend to its stockholders the (A) amendment and restatement of the Acquiror Organizational Documents, including any separate or unbundled proposals as are required to implement the foregoing, (B) the adoption and approval of this Agreement and the Transactions in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of Acquiror Class A Common Stock and Acquiror Preferred Stock as contemplated by this Agreement and in connection with the PIPE Investment, (D) approval of the adoption by Acquiror of the Incentive Equity Plan described in Section 7.06, (E) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (F) adoption and approval of any other proposals as reasonably agreed to by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (G) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the Parties.

(iii)            Acquiror may only adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (B) for the absence of a quorum and (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Special Meeting; provided, that the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Special Meeting, as required by Acquiror Organizational Documents.

(iv)            Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Transaction Proposals, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would result in a breach of its fiduciary duties under applicable Law; provided that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional two-Business Day (instead of three-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the three-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Change in Recommendation would result in a breach of its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(c)   Exchange Offer; Registration Statement.

(i)            Prior to adoption of the Amended and Restated Company LLC Agreement, Acquiror shall commence, and use its commercially reasonable efforts to consummate as of immediately prior to the effectiveness of the Amended and Restated Company LLC Agreement, the Company Class B-1 Unit Award Exchange Offer in compliance with the applicable rules under the Exchange Act, including Regulation 14E thereunder.

(ii)            On or promptly following the date of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, a registration statement on Form S-4 with respect to any shares of Acquiror Class A Common Stock to be issued in the Company Class B-1 Unit Award Exchange Offer (such registration statement, together with any amendments or supplements thereto, the “Registration Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement. Acquiror will cause the Registration Statement to be mailed to the Company Employees promptly after it is declared effective by the SEC.

(iii)            To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has been declared effective or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iv)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the date it is first mailed to the Company Employees, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)            If at any time prior to the Closing any information relating to Acquiror, the Company, any of the Company’s Subsidiaries, or their respective Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Registration Statement, so that such document would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Employees.

(vi)            Acquiror may, upon prior notice to the Company, elect to file the Registration Statement and the Proxy Statement as a joint proxy statement/prospectus, provided that Acquiror complies with its obligations under this Section 8.02 with respect to the preparation, filing and mailing of such documents and any amendments and supplements thereto.

Section 8.03      Tax Matters.

(a)	Intended Tax Treatment.

(i)            For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Business Combination will be treated in part as (A) a purchase of interests in the Company by Acquiror (to the extent of the proceeds received by the Company from Acquiror and distributed to other holders of Company Units under Section 2.01(d)) and in part as (B) a contribution pursuant to Section 721(a) of the Code by Acquiror (to the extent of proceeds retained by the Company) (the “Intended Income Tax Treatment”).  The Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.03(a)(i) and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law).  Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. The consideration treated as paid for partnership interests in (A) above and any other item treated as purchase price for applicable Tax purposes will, to the extent applicable, be allocated among the assets of the Company in the manner required by Sections 743, 754 and 751 of the Code and the Treasury Regulations promulgated thereunder, and in accordance with a schedule to be provided by the Company prior to the Closing Date.

(ii)            If, in connection with the preparation and filing of the Proxy Statement and the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Dentons US LLP and/or Paul Hastings LLP, as applicable, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement and the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement and the Registration Statement, and, if required, Paul Hastings LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Income Tax Treatment should apply to the Business Combination.

(b)           Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

Section 8.04      PIPE Investment.

(a)            Following the Original Agreement Date and until the date of the mailing of the Proxy Statement to the stockholders of Acquiror may enter into subscription agreements (each, a “Subscription Agreement”) with investors (a “PIPE Investor”) relating to an investment in convertible preferred stock of Acquiror (“PIPE Securities”) pursuant to a private placement to be consummated immediately prior to the consummation of the Business Combination (the “PIPE”), in either case, on terms mutually agreeable to Acquiror and the Company acting reasonably and in good faith (a “PIPE Investment”), provided that, unless otherwise agreed by Acquiror and the Company, the aggregate gross proceeds under the Subscription Agreements shall not exceed $100,000,000 (the “PIPE Investment Amount”), provided further that, such PIPE Investment Amount shall be increased to account for any fees paid by the Company in connection with the negotiation, execution and/or consummation of the PIPE Investment Amount. In connection with Acquiror seeking a PIPE Investment, Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror). In connection with a PIPE Investment, to the extent necessary to address the treatment of the PIPE Securities underlying such PIPE Investment hereunder, Acquiror and the Company shall negotiate in good faith to amend or otherwise modify this Agreement to reflect such PIPE Securities.

(b)            Acquiror shall not reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of the PIPE Securities contemplated thereby, unless otherwise approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the foregoing actions that would not increase conditionality or impose any new obligation on Acquiror.

(c)            Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any Subscription Agreement to which it is a party on the terms and conditions described therein, including maintaining in effect such Subscription Agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in such Subscription Agreement and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of any closing notice pursuant to such Subscription Agreement, and (iii) enforce its rights under such Subscription Agreement in the event that all conditions in such Subscription Agreement (other than conditions that Acquiror, the Company or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investor to pay to (or as directed by) Acquiror the consideration set forth in such Subscription Agreement and consummate the transactions contemplated by such Subscription Agreement at or prior to Closing, in accordance with its terms.

(d)            Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; (iii) of any amendment, waiver or modification to any Subscription Agreement entered into by Acquiror that such Party was permitted to make without the prior written consent of the Company in accordance with this Section 8.04(d), it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice and (iv) if Acquiror does not expect to receive all or any portion of financing proceeds on the terms, in the manner or from the applicable PIPE Investors as contemplated by the Subscription Agreements.

Section 8.05      Confidentiality; Publicity.

(a)            Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Company Confidentiality Agreement, the terms of which are incorporated herein by reference. The Company Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Information (as defined in the Company Confidentiality Agreement).

(b)            Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements (including communications disseminated via social media, news feeds, chat rooms or other similar electronic platforms for communicating to persons who are not otherwise obligated to maintain the confidentiality of such communications) with respect to this Agreement or the Transactions or any subject matter disclosed or required to be disclosed in the Proxy Statement or the Registration Statement without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is Acquiror or (B) Acquiror, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the PIPE Investment) or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.

(c)            The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06      Registration Rights. In connection with the consummation of the Transactions, Acquiror, the Sponsor and certain holders of Acquiror Common Stock shall enter into the registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which (i) certain holders of Acquiror Common Stock shall be granted registration rights substantially consistent with those set forth in the Registration and Stockholder Rights Agreement, dated as of March 9, 2021, by and among Acquiror, the Sponsor and the other parties thereto, and (ii) Acquiror shall be obligated to file a registration statement registering the resale or other disposition of the Acquiror Class A Common Stock issued in connection with the any exchange or redemption of Company Common Units and Acquiror Class B Common Stock (including, for greater certainty,

Acquiror Class B Common Stock issuable upon the exercise of any Acquiror Class B Warrants) pursuant to the terms of the Amended and Restated Company LLC Agreement or Amended and Restated Acquiror Certificate of Incorporation, as applicable.

Section 8.07      Transaction Expenses. The Parties shall reasonably cooperate so as to cause the sum of the Company Transaction Expenses and Acquiror Transaction Expenses not to exceed $32,000,000.

Section 8.08      Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01      Conditions to Obligations of All Parties. The obligations of the Acquiror and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)            HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)            No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c)            Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(d)            Company Equityholder Approval. The Company Equityholder Approval obtained pursuant to the Company Written Consent shall continue to be valid and effective in its entirety and shall not otherwise have been rescinded, revoked or repudiated.

(e)            Regulatory Consents. The Company shall have received all required regulatory consents or approvals with respect to Permits and pursuant to Applicable Healthcare Industry Laws to the extent that such consents are required prior to Closing.

(f)            Stock Exchange Listing. The shares of Acquiror Class A Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(g)            Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 9.02      Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties.

(i)            The representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), Section 4.23 (Brokers), and Section 4.26 (Proxy Statement; Registration Statement; Information Provided) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Original Agreement Date and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)            The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) (together with the representations and warranties identified in Section 9.02(a)(i), the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect”

or any similar limitation set forth therein) in all respects as of the Original Agreement Date and as of the Closing Date as though then made other than de minimis inaccuracies.

(iii)            Each of the representations and warranties contained in Article IV (other than the Company Specified Representations and Section 4.22(c) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Original Agreement Date and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)            Company Material Adverse Effect. Since the Original Agreement Date, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

Section 9.03      Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of Acquiror contained in Article V (other than the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Original Agreement Date and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii)            Each of the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(b)            Agreements and Covenants. The covenants and agreements of Acquiror in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)            Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $60,000,000.

(e)            Acquiror Directors and Officers. As of immediately following the Closing, the Acquiror Board and officers shall be constituted in accordance with Section 7.05.

Section 9.04      Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01      Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)            by mutual written agreement of Acquiror and the Company;

(b)            by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)            by Acquiror or the Company, if the Closing has not occurred by 11:59 p.m., Eastern Time, on October 5, 2023 (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or Nasdaq (including any specific request from any Governmental Authority or Nasdaq to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transaction or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the condition set forth in Section 9.01(b); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Business Combination to be consummated by such time;

(d)            by either Acquiror or the Company, if Acquiror fails to obtain the Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e)            by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f)            by the Company, if Acquiror has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Acquiror, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied;

(g)            by the Company if the Company Board authorizes the Company to enter in a definitive agreement with any Person other than Acquiror with respect to an Acquisition Transaction and concurrently with the termination of this Agreement, the Company enters into such definitive agreement, or by Acquiror if the Company enters into such a definitive agreement without concurrently terminating this Agreement pursuant to this Section 10.01(g); or

(h)            by Acquiror or the Company, if (i) the Closing has not occurred by 11:59 p.m., Eastern Time, on the Acquiror Termination Date and (ii) on or before such date, amendments to the Acquiror Organizational Documents have not been duly made effective in accordance with applicable law to extend the deadline by which Acquiror is required to consummate the Transactions to the Extension Date; provided, that in the event that Acquiror and the Company determine in good faith that it is probable that the Transactions will not be consummated on or before the Extension Date pursuant to the last sentence of Section 8.01(d), the Acquiror Termination Date shall be automatically extended to such Extension Date and neither Acquiror nor the Company may terminate this Agreement pursuant to this Section 10.01(h) unless on or before such Extension Date amendments to the Acquiror Organizational Documents have not been duly made effective in accordance with applicable law to further extend the deadline by which Acquiror is required to consummate the Transactions to a date after the Extension Date;

The Party seeking to terminate this Agreement pursuant to this Section 10.01 (other than Section 10.01(a)) shall give prompt written notice of such termination to the other Parties hereto specifying the provision hereof pursuant to which such termination is made.

Section 10.02      Effect of Termination.

(a)            Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Company Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b)            In the event that this Agreement is terminated pursuant to Section 10.01(g), the Company shall pay to Sponsor the Company Termination Fee by wire transfer of immediately available cash funds no later than the earlier of (i) the date that is six (6) months following the termination of this Agreement by Acquiror or the Company pursuant to Section 10.01(g) or (ii) the date of consummation of the Acquisition Transaction.

(c)            In the event that this Agreement is terminated by:

(i)            the Company or Acquiror pursuant to Section 10.01(d) or Section 10.01(h),

(ii)            the Company pursuant to Section 10.01(f),

(iii)            the Company or Acquiror pursuant to Section 10.01(c) in circumstances in which the conditions set forth under Section 9.03(d) (Available Closing Acquiror Cash) shall have not been satisfied or waived and, in the event such condition has not been waived, the Company is not then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would have contributed to the failure to satisfy such condition, or

(iv)            the Company or Acquiror pursuant to Section 10.01(c) in circumstances in which the condition set forth under Section 9.01(f) (Stock Exchange Listing) shall have not been satisfied or waived and, in the event such condition has not been waived, the Company is not then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would have contributed to the failure to satisfy such condition,

Acquiror shall pay to the Company, within five (5) Business Days of the termination of this Agreement, by wire transfer of immediately available cash funds an amount equal to the sum of all reasonable, documented out-of-pocket legal and accounting expenses actually incurred by the Company and its Affiliates in connection with the Transactions.

ARTICLE XI

MISCELLANEOUS

Section 11.01      Waiver. At any time and from time to time prior to the Closing, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02      Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)   If to Acquiror or the Company after the Closing, to:

Digital Transformation Opportunities Corp.

10207 Clematis Court

Los Angeles, CA 90077

Attention: Kevin Nazemi and Kyle Francis

E-mail: kevin@dtocorp.com and kyle@dtocorp.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

Address: 1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attention: David M. Hernand and Jonathan Ko

E-mail:     davidhernand@paulhastings.com and jonathanko@paulhastings.com

If to the Company prior to the Closing, to:

American Oncology Network, LLC

14543 Global Pkwy STE 110

Fort Myers, FL 33913

Attention: Erica Mallon, Senior Corporate Counsel

E-mail: erica.mallon@aoncology.com

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03      Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14, and (c) the Sponsor (including its successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.02(b).

Section 11.05      Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, Acquiror and the Company shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all Company Transaction Expenses.

Section 11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non-Disclosure Agreement, by and between the Company and Acquiror, dated as of April 29, 2022 (as amended, modified or supplemented from time to time, the “Company Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Company Confidentiality Agreement.

Section 11.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY

IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13      Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Acquiror or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Nothing in this Section 11.14 shall limit any claim against a Person in respect of such Person’s Fraud.

Section 11.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI. Nothing in this Section 11.15 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.16      Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Acquiror, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Acquiror. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Second Amended and Restated Business Combination Agreement to be duly executed as of the date hereof.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:	/s/ Kevin Nazemi
	Name:	Kevin Nazemi
	Title:	Chief Executive Officer

AMERICAN ONCOLOGY NETWORK, LLC

By:	/s/ Todd Schonherz
	Name:	Todd Schonherz
	Title:	Chief Executive Officer

[Signature page to Second Amended and Restated Business Combination Agreement]

70

Exhibit A

Form of Amended and Restated Company LLC Agreement

Final Form

AMERICAN ONCOLOGY NETWORK, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [                     ], [                     ]

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Schedules

Schedule 1	—	Schedule of Pre-Business Combination Members
Schedule 2	—	Schedule of Members
Schedule 3	—	Initial Officers

Exhibits

Exhibit A	—	Form of Joinder Agreement
Exhibit B-1	—	Form of Agreement and Consent of Spouse
Exhibit B-2	—	Form of Spouse’s Confirmation of Separate Property

AMERICAN ONCOLOGY NETWORK, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), dated as of [                 ], [                 ] (the “Effective Date”), is entered into by and among the Company, [American Oncology Network, Inc.], a Delaware corporation (the “Corporation”), and each of the other Members (as defined herein).

RECITALS

WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;

WHEREAS, the Company was formed as a limited liability company with the name “American Oncology Network, LLC”, pursuant to and in accordance with the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on February 23, 2017;

WHEREAS, prior to the Business Combination, the Company was governed by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of March 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Prior LLC Agreement”), which the parties listed on Schedule 1 hereto executed in their capacity as members (including pursuant to consents and joinders thereto) (collectively, the “Pre-Business Combination Members”);

WHEREAS, in connection with the Business Combination, among other things, (a) the Company and the Pre-Business Combination Members shall convert all of the Original Units into Common Units (the “Recapitalization”) as provided herein, (b) the Corporation shall be issued Common Units and admitted as a Member in exchange for the contribution of the Aggregate Cash Raised and the issuance of Class B Common Stock, (c) the Company shall distribute the Class B Common Stock to the Pre-Business Combination Members in accordance with the terms of the Business Combination Agreement, (d) the Company shall deliver to the holders of Original Class A Units and Original Class A-1 Units an amount in cash equal to such holder’s Preferred Return (or only to holders of Original Class A Units if the holder of Original Class A-1 Units elects to receive additional shares of Common Units in lieu of cash as provided in the Business Combination Agreement) and (e) the holders of Common Units shall have the right, but not the obligation, to exchange the Company Common Units for Class A Common Stock, as provided herein; and

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and amend and restate the Prior LLC Agreement in its entirety as of, and immediately prior to, the Effective Date to reflect, among other things, (a) the Recapitalization, (b) the addition of nominees of the Corporation and the Majority Members (as defined herein) as the Managers of the Company and (c) the other rights and obligations of the Members, the Company, the Managers and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the Prior LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Prior LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)             reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)            increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(l) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Aggregate Cash Raised” has the meaning set forth in the Business Combination Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (a) the product of (i) the Distribution Tax Rate multiplied by (ii) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for full or partial Fiscal Years commencing on or after January 1, 2023, less prior losses of the Company allocated to such Member for full or partial Fiscal Years commencing on or after January 1, 2023, in each case, as determined by the Board of Managers and to the extent such prior losses are available to reduce such income over (b) the cumulative Tax Distributions made to such Member after the closing date of the Business Combination pursuant to Sections 4.01(b)(i), 4.01(b)(ii) and 4.01(b)(iii).

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Closing Date, directly or indirectly managed or advised by a Member’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Member or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Member or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Class B Common Stock or Common Units could be aggregated with a Member’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively a Member and all other Attribution Parties to the Maximum Percentage.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(a)            voting power, which includes the power to vote, or to direct the voting of, such security; or

(b)            investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Board” or “Board of Managers” has the meaning set forth in Section 6.01.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted (as determined by the Board of Managers) by Treasury Regulation Section 1.704-1(b)(2)(iv), except that, in the case of any property contributed to the Company, the Book Value of such property shall initially equal the Fair Market Value of such property at the time of such contribution.

“Business Combination” has the meaning set forth in the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement dated as of October 5, 2022, by and among the Corporation and the Company, as amended and restated as of January 6, 2023.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof, net of any liabilities assumed by the Company from such Member in connection with such contribution or to which the contributed property is subject.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)            any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(b)            (i) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation or (ii) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or

(c)            there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Corporate Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(d)            the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the Closing Date (for greater certainty, after giving effect to the changes contemplated by the Business Combination Agreement) or any new director whose appointment or election to the Corporate Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (d).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that is approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means, as applicable, (a) the shares of Class A common stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A common stock, $0.0001 par value per share, of the Corporation or into which the Class A common stock, $0.0001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the shares of Class B Common Stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B common stock, $0.0001 par value per share, of the Corporation or into which the Class B common stock, $0.0001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Warrant” means, a warrant to purchase shares of Class B Common Stock.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the 5 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Corporation (through a majority of its directors who are disinterested) shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Corporate Board” means the board of directors of the Corporation.

“Corporate Equity Incentive Plan” means, the AON 2023 Omnibus Incentive Plan, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Board of Managers regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any Credit Agreements (and without otherwise violating any applicable provisions of any Credit Agreements).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided however that, none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” means, with respect to a Fiscal Year or portion thereof, the higher of the then applicable (a) sum of the highest marginal effective U.S. federal individual income tax rate and highest combined marginal effective U.S. state and local individual income tax rate for an individual as reasonably determined by the Board of Managers and (b) sum of the highest marginal effective U.S. federal corporate income tax rate and the highest combined marginal effective U.S. state and local corporate income tax of any state in which the Company does business, in each case, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), as reasonably determined by the Board of Managers.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Electing Redeeming Member” means each those certain Members, in its discretion, that has agreed in writing with the Company for the provisions of Section 11.01(a)(iv) to apply.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation, including the Corporate Equity Incentive Plans.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Board of Managers pursuant to the provisions of this Agreement, including rights, powers or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the

Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Board of Managers (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Family Group” means (a) in the case of a Member or LLC Employee who is an individual, such individual’s spouse, parents and descendants (whether natural or adopted) and any trust or estate planning vehicle or entity solely for the benefit of such individual or the individual’s spouse, parents, descendants or other relatives, and (b) in the case of a Member or LLC Employee that is a trust, the beneficiary of such trust.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Board of Managers and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of clause (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of clauses (a), (b) or (c) of this definition.

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Historical Tax Distributions” means the aggregate amount of tax distributions made to the Pre-Business Combination Members prior to the Closing in accordance with Section 5.4(f) of the Prior LLC Agreement.

“Imputed Underpayment Amount” means (a) any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Section 6241(2) of the Code (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Sections 6221-6241 of the Code (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Sections 6221-6241 of the Code (including for the avoidance of doubt Section 6226(b) of the Code or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IRS” means the Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law”means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning set forth in Section 14.02.

“Liquidity Limitations” has the meaning set forth in Section 4.01(b)(i).

“LLC Employee” means an employee of, or other service provider (including any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).

“Majority Members” has the meaning set forth in Section 6.01.

“Managers” has the meaning set forth in Section 6.01.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net Loss” means, with respect to a Fiscal Year, the excess if any, of the aggregate amount of Losses for such Fiscal Year over the aggregate amount of Profits for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04) or, to the extent required, items thereof.

“Net Profit” means, with respect to a Fiscal Year, the excess, if any, of the aggregate amount of Profits for such Fiscal Year over the aggregate amount of Losses for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04) or, to the extent required, items thereof.

“Officer” has the meaning set forth in Section 6.01(b).

“Original Units” means, collectively, (a) all of the issued and outstanding Class A Units of the Company (the “Original Class A Units”), (b) all of the issued and outstanding Class A-1 Units of the Company (the “Original Class A-1 Units”) and (c) all of the issued and outstanding Class B Units of the Company, in each case, as defined in the Prior LLC Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03.

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units, by the total number of Common Units of all Members at such time.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Business Combination Members” has the meaning set forth in the recitals to this Agreement.

“Preferred Return” has the meaning specified in the Prior LLC Agreement.

“Prior LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Pro rata”, “pro rata portion”, “according to their interests”, “ratably”, “proportionately”, “proportional”, “in proportion to”, “based on the number of Units held”, “based upon the percentage of Units held”, “based upon the number of Units outstanding” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.01(b).

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“Quarterly Redemption Date” means, for each quarter beginning with the quarter ended [March 31, 2023], the latest to occur of either: (a) the second Business Day after the date on which Corporation makes a public news release of its quarterly earnings for the prior quarter, (b) the first day of each quarter on which directors and executive officers of Corporation are permitted to trade under the applicable policies of Corporation related to trading by directors and executive officers, or (c) such other date as the Board of Managers shall determine in its sole discretion. The Board of Managers will deliver notice of the Quarterly Exchange Date to each Member (other than Corporation) at least seventy-five (75) days prior to each Quarterly Redemption Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the recitals to this Agreement.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date (as may be amended from time to time in accordance with its terms), by and among the Corporation, Digital Transformation Sponsor LLC, certain Members as of the Effective Date and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Restricted Taxable Year” means any Taxable Year during which the Board of Managers determines the Company does not satisfy the private placement safe harbor of Treasury Regulations Section 1.7704-1(h).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Acquiror Stockholder Redemption” has the meaning set forth in the Business Combination Agreement.

“Stock Exchange” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable, or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring” and “Transferred”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations.

“Trust Account” has the meaning set forth in the Business Combination Agreement.

“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided however that, any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Value” means, for any Equity Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(a)(ii).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01    Formation of Company.    The Company was formed on February 23, 2017 pursuant to the provisions of the Delaware Act. The filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware are hereby ratified and confirmed in all respects.

Section 2.02    Third Amended and Restated Limited Liability Company Agreement.    The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Prior LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that, during the term of the Company set forth in Section 2.06, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03    Name.    The name of the Company is “American Oncology Network, LLC”. The Board of Managers, in its sole discretion, may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Board of Managers.

Section 2.04    Purpose; Powers.    The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05    Principal Office; Registered Office.    The principal office of the Company shall be located at such place or places as the Board of Managers may from time to time designate, each of which may be within or outside the State of Delaware. The Company may have such other offices as the Board of Managers may designate from time to time. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law.

Section 2.06   Term.    The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.07    No State-Law Partnership.    The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the following sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Notwithstanding anything to the contrary set forth in this Section 2.07, this Section 2.07 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Board of Managers and Corporate Board in accordance with this Agreement.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01    Members.

(a)            The Company shall maintain a schedule setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule 2 to this Agreement. The Company shall also maintain a record of (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Board of Managers in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(b)            No Member shall be required or, except as approved by the Board of Managers and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

(c)            Role of Members:

(i)     Other than the Board of Managers or as otherwise expressly set forth in this Agreement, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Delaware Act and for matters expressly requiring the approval of Members under this Agreement. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Delaware Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than as a Manager) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than as a Manager) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. Except as otherwise required by the Delaware Act, each Common Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Common Units having voting rights will vote together as a single class on all matters to be approved by the Members.

(ii)    The Company shall promptly (but in any event within three Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

(iii)    Meetings of the Members may be called upon the written request of the Board or Members holding at least 50% of the outstanding Common Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 3.01(c)(iii). Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members. For the avoidance of doubt, at any meeting of the Members, members may only take, or authorize the taking of, such actions that Members are expressly permitted to take or to authorize under the Delaware Act or this Agreement.

(iv)   Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(v)    Each meeting of Members shall be conducted by the Board or such individual Person as the Board deems appropriate.

(vi)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 3.02    Units.

(a)           Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Board of Managers may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of one class of Common Units.

(b)           Subject to Section 3.04(a), the Board of Managers may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more additional classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided that, as long as there are any Members (other than the Corporation and its Subsidiaries), (A) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (B) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units, in the case of each of clauses (A) and (B), other than in connection with the creation and issuance of one or more classes or series of Units issued in accordance with the Equity Plan.

(c)           Subject to Sections 15.03(b) and 15.03(c), the Board of Managers may amend this Agreement in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.02(b), 3.04(a) or 3.10.

Section 3.03    Recapitalization; the Business Combination.

(a)           In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Business Combination Members prior to the Effective Date as set forth opposite the respective Pre-Business Combination Member in Schedule 1 are hereby converted, as of the Effective Date, taking into account and adjusted for any distribution considered an advance to a Pre-Business Combination Member that remains outstanding as of the Effective Date and giving effect to such conversion and the other transactions related to the Recapitalization, into the number and class of Units set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule 2; provided that, for the avoidance of doubt, the number of Common Units set forth on Schedule 2 shall include the effects of the Business Combination and the other transactions contemplated by the Business Combination Agreement. Such Common Units set forth on Schedule 2 are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b)           In connection with the Recapitalization, pursuant to and in accordance with the terms of the Business Combination Agreement, the Company shall deliver to each holder of Original Class A Units and Original Class A-1 Units an amount in cash equal to such holder’s Preferred Return that is accrued and unpaid immediately prior to the Closing, less the aggregate amount of the Historical Tax Distributions, if any, made in respect of such Original Class A Units and Original Class A-1 Units prior to the Closing.

Section 3.04    Authorization and Issuance of Additional Units.

(a)           Except as otherwise determined by the Board of Managers in connection with a contribution of cash or other assets by the Corporation to the Company:

(i)     the Company and the Corporation shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (A) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (B) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly;

(ii)    in the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Board of Managers and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock; and

(iii)    in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Board of Managers and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Board of Managers) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed.

(b)            Except as otherwise determined by the Board of Managers in its reasonable discretion, the Company and the Corporation shall not undertake any subdivision (by any Unit split, stock split, Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock that is not accompanied by an identical subdivision or combination of the applicable classes of Units or stock to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or (y) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock as contemplated by Section 3.04(a)(i).

(c)            The Company shall only be permitted to issue additional Common Units or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, Section 3.03, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Board of Managers may cause the Company to issue additional Common Units authorized under this Agreement or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Board of Managers shall determine and the Board of Managers shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.04 without the requirement of any consent or acknowledgement of any other Member.

(d)            Notwithstanding any other provision of this Agreement, if the Corporation or any of its Subsidiaries (other than the Company and its Subsidiaries) acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, the Corporation and the Board of Managers may, in their sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of the Corporation and the Company, as the Corporation and the Board of Managers in good faith determine to be fair and reasonable to the shareholders of the Corporation and to the Members and to preserve the intended economic effect of this Section 3.04, Article XI and the other provisions hereof.

Section 3.05    Repurchase or Redemption of Shares of Class A Common Stock.    Except as otherwise determined by the Board of Managers in connection with the use of cash or other assets held by the Corporation, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Board of Managers shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.06    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)            Units shall not be certificated unless otherwise determined by the Board of Managers. If the Board of Managers determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by any two authorized officers of the Company, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Board of Managers may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Board of Managers is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b)            If Units are certificated, the Board of Managers may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Board of Managers of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Managers may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)            To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Board of Managers may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07    Negative Capital Accounts.    No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08    No Withdrawal.    No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09    Loans From Members.    Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(b), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10    Corporate Equity Plans.

(a)            Restricted Class A Common Stock Granted to LLC Employees.    If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i)     The Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan;

(ii)    On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC

Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii)   The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.10(a)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.10(a)(ii) above.

(b)            Future Stock Incentive Plans.    Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Board of Managers and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(c)             Anti-dilution Adjustments.    For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.11    Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan.    Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

Section 4.01    Distributions.

(a)          Distributable Cash; Other Distributions.

(i)     To the extent permitted by applicable Law and hereunder and subject to Section 4.01(c), Distributions to Members may be declared by the Board of Managers out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Board of Managers shall determine using such record date as the Board of Managers may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)) as of the close of business on such record date; provided however that, the Board of Managers shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Board of Managers shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to meet its obligations.

(ii)     Notwithstanding anything to the contrary in this Section 4.01(a), (A) the Company shall not make a distribution (other than Tax Distributions under Section 4.01(b)) to any Member in respect of any Common Units which remain subject to vesting conditions in accordance with any applicable equity plan or individual award agreement and (B) with respect to any amounts that would otherwise have been distributed to a Member but for the preceding clause (A), such amount shall be held in trust by the Company for the benefit of such Member unless and until such time as such Common Units have vested in accordance with the applicable equity plan or individual award agreement, and within five Business Days of such time, the Company shall distribute such amounts to such Member.

(b)            Tax Distributions.

(i)     With respect to each Fiscal Year, to the extent the Company has available cash for distribution by the Company under the Delaware Act and subject to any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of third party indebtedness for borrowed money, and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board of Managers deems necessary or desirable in its sole discretion with respect to the reasonable needs and obligations of the Company or any of its Subsidiaries and to prevent their insolvency (such limitations, the “Liquidity Limitations”), the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in accordance with, and to the extent of, such Member’s Assumed Tax Liability. Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates that allow for timely payment of quarterly estimated tax payments for U.S. federal income tax purposes by both individuals and corporations, as determined by the Board of Managers) (each, a “Quarterly Tax Distribution”); provided that, the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the current Fiscal Year based on four equal quarterly installments, which may be adjusted for updated quarterly estimations. A final accounting for Tax Distributions shall be made for each Fiscal Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member (subject to the Liquidity Limitations). For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year.

(ii)   To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b) (other than any distributions made pursuant to Section 4.01(b)(v)) on any given date, the Tax Distributions to such Member with respect to units held by such Member shall be increased to ensure that all Distributions made on any given date pursuant to this Section 4.01(b) are made pro rata in accordance with the Members’ respective Percentage Interests. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members to the extent of available funds in accordance with their Percentage Interests and the Company shall make future Tax Distributions as soon as funds become available sufficient (subject to the Liquidity Limitations) to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled. Notwithstanding anything to the contrary contained in this Agreement, (A) the Board of Managers shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in accordance with the Members’ respective Percentage Interests) to take into account increases or decreases in the number of Units held by each Member during the relevant period, and (B) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) pursuant to this Section 4.01(b) shall be made other than pro rata in accordance with the Members’ respective Percentage Interests.

(iii)  In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions (or any similar provision of state, local and other Law) for which no election is made pursuant to Code Section 6226 and the Treasury Regulations promulgated thereunder (or any similar provision of state, local and other Law)), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members (subject to the Liquidity Limitations), except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv)  Notwithstanding the foregoing, Tax Distributions pursuant to this Section 4.01(b) (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)), if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 4.01(b) with respect to the Fiscal Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.01(b).

(v)   Notwithstanding the foregoing and anything to the contrary in this Agreement, following the Effective Date, no Member shall have any further right to any Tax Distributions (as defined in the Prior LLC Agreement) pursuant to Section 5.4(f) of the Prior LLC Agreement.

(c)            Limitations.    For purposes of determining the amount of Distributions to be made under this Section 4.01 (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income or loss of the Company (in accordance with the definition of Assumed Tax Liability) allocated to, and received the Distributions made to or received by, its predecessors in respect of any of such Member’s Units.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01    Capital Accounts.

(a)            The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and Section 704(b) of the Code. For this purpose, the Company may (in the discretion of the Board of Managers), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation to reflect a revaluation of the Company’s property. If any non-compensatory options are outstanding upon the occurrence of a revaluation event described in this Section 5.01(a) (other than, if applicable, the non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(b)            For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided however that:

(i)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii)    If the Book Value of any property of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)    Items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)    Items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)    To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 5.02    Allocations.    Except as otherwise provided in this Agreement, and after giving effect to, Sections 5.03 and 5.04, Net Profits and Net Losses for any Fiscal Year or Fiscal Period shall be allocated to the Members in such manner that the Capital Account balance of each Member shall, to the greatest extent possible immediately after making such allocations, be equal

(proportionately) to (x) the amount that would be distributed to such Member (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement), if (a) the Company were to sell all or substantially all assets of the Company for their Book Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Values of the assets securing such liability), (c) the Company were to distribute the remaining proceeds of sale pursuant to Section 4.01(a) or of liquidation pursuant to Section 14.02 immediately after making such allocations and (d) the Company were to dissolve pursuant to Article XIV, minus (y) such Member’s share of Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets; provided that, for these purposes, any Common Units which are subject to vesting conditions in accordance with any applicable equity plan or individual award agreement are treated as fully vested.

Section 5.03    Regulatory Allocations.

(a)            Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704- 2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b)            Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(l)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)            If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)            If the allocation of Net Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e)            Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f)             The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

Section 5.04    Final Allocations.

(a)           Notwithstanding any contrary provision in this Agreement except Section 5.03, the Board of Managers shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Fiscal Year of the event requiring such adjustments or allocations.

(b)    If any holder of Common Units which are subject to vesting conditions forfeits (or the Company has repurchased at less than fair market value) all or a portion of such holder’s unvested Common Units, the Company shall make forfeiture allocations in respect of such unvested Common Units in the manner and to the extent required by proposed Treasury Regulations Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

Section 5.05    Tax Allocations.

(a)           The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that, if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)           Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method of Treasury Regulation Section 1.704-3(b) unless the Board of Managers, using reasonable discretion, adopts another permissible method or methods.

(c)           If the Book Value of any asset of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any permissible method or methods selected in the discretion of the Board of Managers.

(d)          Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Board of Managers taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)           For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Board of Managers; provided that, each year the Board of Managers shall use its reasonable best efforts (using in all instances any proper method, including the “additional method” described in Treasury Regulation Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f)            If, pursuant to Section 5.03(f), the Board of Managers causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Board of Managers shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(g)           Allocations pursuant to this Section 5.05 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.06    Adjustment for Non-Compensatory Options.    If the Company issues Units or other securities that are treated as non-compensatory options, as defined in Treasury Regulation Section 1.721-2, the Board of Managers shall make such adjustments to the Book Value of the Company’s assets, allocation of Profits and Losses, Capital Accounts and allocations of items for income tax purposes as it may determine may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

Section 5.07    Compliance with Tax Laws.    The allocation rules set forth in Section 5.01 through Section 5.06 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article V are respected for U.S. federal income tax purposes and reflect the economic sharing arrangement among the Members. If for any reason the Board of Managers (or its designee) determines that any provisions in Section 5.01 through Section 5.06 do not comply with the Code or Treasury Regulations or that the allocations under this Article V may not be respected for U.S. federal income tax purposes or reflect the economic sharing arrangement among the Members, the Board of Managers may take all reasonable actions, including amending this Article V or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article V shall be respected for U.S. federal income tax purposes; provided however that, no such change shall have a material adverse effect upon the amount of cash or other property distributable to any Member.

Section 5.08    Indemnification and Reimbursement for Payments on Behalf of a Member.    If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity, including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions (or any similar provision of state, local and other Law), federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company) (a “Withholding Payment”), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). If the Company incurs an Imputed Underpayment Amount, the Board of Managers shall determine in its reasonable discretion the portion of such Imputed Underpayment Amount attributable to each Member or former Member and such attributable amount shall be treated as a Withholding Payment with respect to such Member or former Member. The Board of Managers may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.08. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.08 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.08 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Board of Managers (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.08, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for purposes of this Agreement.

ARTICLE VI

MANAGEMENT

Section 6.01    Board of Managers

(a)            The Company shall be managed by a board of managers (the “Board of Managers” or “Board”) comprised of five (5) individuals (each a “Manager” and together the “Managers”). The Managers shall be elected as follows:

(i)     the Members holding Common Units representing more than fifty percent (50%) of the total Common Units entitled to vote (the “Majority Members”) shall have the right to designate two (2) Managers (the “Majority Member Managers”); and

(ii)    the Corporation shall have the right to designate three (3) Managers (the “PubCo Managers”).

(b)            Each Manager shall serve in such capacity until the first to occur of (A) such Manager’s death, disability, removal or resignation, or (B) the appointment of such Manager’s successor pursuant to the provisions of Section 6.01. Any Manager may resign at any time by giving written notice to the Board. Unless otherwise specified in the notice, the resignation shall take effect upon the giving of such notice to the Board, and the acceptance of the resignation shall not be necessary to make it effective. In the event of any vacancy in the Board of Managers or upon the death, disability, removal or resignation of any Manager, a new or successor Manager shall be appointed by the Corporation or the Majority Members, as the case may be, who had designated the departing Member.

(c)             Notwithstanding anything to the contrary contained in Section 6.01, each Manager shall serve at the pleasure of the Member(s) or Person(s) who appointed such Manager and may be removed or replaced at any time only upon written notice from such Member(s) or Person(s) having the right to appoint such Manager position pursuant to Section 6.01.

(d)            Meetings of the Board of Managers may be held at any time and at any location specified in the notice thereof in such place within or without the State of Delaware. A majority of the Managers may call a meeting of the Board of Managers. Reasonable and sufficient notice of each meeting shall be given to each Manager, and in any event not less than twenty-four (24) hours prior to any such meeting (unless otherwise waived by each of the Managers).

(e)            In any matter presented to the Board of Managers for approval or consent, a majority of Managers shall constitute a quorum. At any meeting of the Board of Managers at which a quorum is present, unless otherwise specified in this Agreement, the affirmative vote or consent of a majority (i.e., greater than 50%) of such quorum shall be the approval or consent of the Board of Managers. No individual Manager may act for the Board of Managers or on behalf of the Company absent a specific and duly adopted delegation of authority from the Board of Managers.

(f)             At any time any particular Member has the right to appoint more than one (1) Manager, such Member may, upon notice to the Company and the other Members, vest in a single Manager the rights and powers of all Manager seats that such Member is entitled to appoint (such that, by way of example, at any time the Corporation is entitled to appoint three (3) Managers, the Corporation may vest in a single Manager appointed by the Corporation three (3) Manager votes and the other rights and powers that would be held by the Corporation’s three (3) Managers, severally). The provisions of this Agreement shall be equitably interpreted to give effect to the vesting in a single Manager of the status, rights and powers of multiple Manager seats that a Member is entitled to appoint, including for purposes of the determination of whether or not a quorum is present.

(g)            The Board of Managers may act from time to time by written consent in lieu of a meeting if all of the Managers execute such written consent.

(h)            Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. The Company shall make reasonable accommodation for such participation upon the prior request of any Manager. Participation in such a meeting shall constitute presence in person at such meeting.

(i)              No Manager shall be entitled to compensation by the Company for any services as a Manager, provided that the Company may reimburse each Manager for its reasonable, documented out-of-pocket expenses for attending meetings of the Board of Managers and other similar expenses incurred in connection with such Manager’s service on the Board of Managers.

(j)             In connection with the performance of their duties as members of the Board, the Managers acknowledge that they will owe to the Members the same fiduciary duties as they would owe to the stockholders of a Delaware corporation under the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law) if they were members of the board of directors of such a corporation and the Members were stockholders of such corporation.

Section 6.02    Authority of Managers; Officer Delegation

(a)            Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, (ii) the Board of Managers shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. Each Manager shall be a “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Board of Managers of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of any Manager shall be filled in accordance with Section 6.01.

(b)            Without limiting the authority of the Board of Managers to act on behalf of the Company, the day-to-day business and operations of the Company may be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Board of Managers. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Board of Managers. Any one Person may hold more than one office. Subject to the other provisions of this Agreement, the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Managers, subject to any applicable employment agreement. The authority and responsibility of the Officers shall be limited to such duties as the Board of Managers may, from time to time, delegate to them. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Board of Managers. Any Officer may be removed at any time, with or without cause, by the Board of Managers.

(c)            Subject to the other provisions of this Agreement, and only with the prior written consent of the Corporation, the Board of Managers shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

Section 6.03    Actions of the Managers.    The Board of Managers may act through any Officer or other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.04    Transactions Between the Company and the Managers.    The Board of Managers may cause the Company to contract and deal with any of the Managers, or any Affiliate of any Manager; provided that, such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided further that, the foregoing shall in no way limit the Managers’ rights under Section 3.02, 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Managers, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the Prior LLC Agreement or that the Board of Managers or the Corporate Board has approved in connection with the Recapitalization or the Business Combination as of the date of this Agreement.

Section 6.05    Reimbursement for Expenses.    The Managers shall not be compensated for their services as a Manager of the Company except as expressly provided in this Agreement.

Section 6.06    Limitation of Liability of Managers.

(a)            Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither any Manager nor any of the Managers’ Affiliates or Managers’ officers, employees or other agents shall be liable to the Company, to any Member that is not a Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by any Manager in its capacity as a managing member of the Company pursuant to authority granted to the Managers by this Agreement; provided however that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to any Manager’s willful misconduct or knowing violation of Law or for any past, present or future material breaches of any representations, warranties or covenants by any Manager or its Affiliates contained herein. The Managers may exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). Any Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by any Manager in good faith reliance on such advice shall in no event subject any Manager to liability to the Company or any Member that is not a Manager.

(b)            To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that a Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not a Manager, such Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c)            To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Board of Managers is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Board of Managers shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d)            To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, such Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as a Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by such Manager shall not constitute a breach of this Agreement or impose liability upon such Manager or any of such Manager’s Affiliates and shall be deemed approved by all Members.

Section 6.07    Investment Company Act.    The Board of Managers shall use their best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGERS

Section 7.01    Limitation of Liability and Duties of Members.

(a)            Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)    In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)    To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.01(j) and Section 6.07 with respect to a Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than a Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties in such Member’s capacity as such (including fiduciary duties) to the Company, to a Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties of a Member in such Member’s capacity as such (including fiduciary duties) to the Company, a Manager, each of the other Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Board of Managers, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02    Lack of Authority.    No Member, other than any Member serving as Manager on the Board of Managers or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Board of Managers of the powers conferred on it by Law and this Agreement.

Section 7.03    No Right of Partition.    No Member, other than any Member that is a Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04    Indemnification.

(a)    Subject to Section 5.08, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as a Manager or a director, officer, employee or other agent of the Board of Managers, or a director, manager, Officer, employee, Partnership Representative or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided however that, no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any past, present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)    The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by a Manager or otherwise.

(c)    The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Board of Managers, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Board of Managers.

(d)    The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e)    If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05    Inspection Rights.    The Company shall permit each Member and each of its designated representatives at such Member’s sole cost and expense to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Board of Managers shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01    Records and Accounting.    The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02    Fiscal Year.    The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be required or established by the Board of Managers.

ARTICLE IX

TAX MATTERS

Section 9.01    Preparation of Tax Returns.    The Board of Managers shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Board of Managers shall use reasonable efforts to furnish, as soon as practicable, and in any event not later than within 180 days of the close of each Taxable Year, to each Member a completed IRS Schedule K-l (and any comparable state or local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members. Each Member shall furnish to the Company all pertinent information in its possession that is reasonably requested by the Company and is necessary to enable the Company’s tax returns to be timely prepared and filed. Each Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s tax return with the treatment of the item on the Company’s tax return or other information furnished to such Member relating to the Company for such Member to comply with its tax reporting obligations.

Section 9.02    Tax Elections.    The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Board of Managers shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year, in which such election is relevant. The Board of Managers shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03    Tax Controversies.    The Board of Managers shall cause the Company to take all necessary actions required by Law to designate the Corporation (or any other Person selected by the Board of Managers) as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect to any Taxable Year beginning on or before December 31, 2017 (and to the extent applicable for state and local tax purposes). The Board of Managers shall further cause the Company to take all necessary actions required by Law to designate the Corporation (or another Person selected by the Board of Managers), with respect to any Taxable Year of the Company beginning after December 31, 2017, as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (and any similar provision of state, local and other Law), and if the “partnership representative” is an entity, the Board of Managers is hereby authorized to designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3) (in such capacities, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or such other Person selected by the Board of Managers, or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8970 or any other form or certificate required pursuant to Treasury Regulation Section 301.6223-1(e)(1). The Partnership Representative shall have the right and obligation to take all actions authorized and required by the Code and other applicable tax Law for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. Each Member acknowledges that any action taken by the Partnership Representative in its capacity as such shall be binding upon such Member and that such Member shall not independently act with respect to any administrative or judicial proceeding affecting the Company. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Article IX shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company. With respect to any tax audit or other proceeding for any taxable year of the Company that ends prior to or includes the Effective Date, the Company shall make (and the Partnership Representative shall cause the Company to make) a “push out” election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. law) to the extent available under applicable law.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01    Transfers by Members.    No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Board of Managers (through a majority of the Managers who are disinterested), in the case of Transfers by any Member other than a Manager, or (c) in the case of Transfers by a Manager, to any Person who succeeds as a Manager in accordance with Section 6.01. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Corporation by virtue of any Transfer of Equity Securities in the Corporation. The Board of Managers may, in their reasonable discretion, require a Transfer to comply with the requirements of Treasury Regulations Section 1.7704-1(e)(1)(vi) regarding “block transfers.”

Section 10.02    Permitted Transfers.    The restrictions contained in Section 10.01 shall not apply to any of the following Transfers (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries, or (b) a Transfer to an Affiliate of such Member or pursuant to applicable laws of descent and distribution or among such Member’s Family Group; provided that, (x) Units may not be Transferred to a Member’s spouse in connection with a divorce proceeding and (y) such Member retains exclusive voting control of the Units Transferred; provided however that, (1) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (2) in the case of the foregoing clause (b), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. In the case of a Permitted Transfer of any Common Units by any Member that is authorized to hold Class B Common Stock in accordance with the Corporation’s certificate of incorporation to a Permitted Transferee in accordance with this Section 10.02, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03    Legend.    The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [   ], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN ONCOLOGY NETWORK, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND AMERICAN ONCOLOGY NETWORK, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY AMERICAN ONCOLOGY NETWORK, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04    Transfer.    Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

Section 10.05    Assignee’s Rights.

(a)    The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Board of Managers. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b)    Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided however that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06    Assignor’s Rights and Obligations.    Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (a) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (b) the Board of Managers may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any past, present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07    Overriding Provisions.

(a)    Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Board of Managers shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b)    Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i)    result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii)    cause an assignment under the Investment Company Act;

(iii)    in the reasonable determination of the Board of Managers, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Corporation is a party; provided that, the payee or creditor to whom the Company or the Corporation owes such obligation is not an Affiliate of the Company or the Corporation;

(iv)    be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v)    cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vi)    result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)) in any Taxable Year that is not a Restricted Taxable Year or otherwise cause any Taxable Year that is not otherwise a Restricted Taxable Year to become a Restricted Taxable Year.

(c)    Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

Section 10.08    Spousal Consent.    In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09    Certain Transactions with respect to the Corporation.

(a)    In connection with a Change of Control Transaction, the Board of Managers shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Units together with an equal number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a) (it being understood that the Corporation may elect a Direct Exchange in connection with the foregoing, and the remaining provisions of this Section 10.09(a) shall apply, mutatis mutandis, with respect to such Direct Exchange). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant) subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant) subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event the Board of Managers desires to initiate the provisions of this Section 10.09, the Board of Managers shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption in accordance with the terms of Article XI, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption. Notwithstanding the foregoing, in the event the Board of Managers requires the Members to exchange less than all of their outstanding Units and to surrender a corresponding number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant) for cancellation, each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b)    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Board of Managers shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock or the Class B Warrant) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, (x) the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units, shares of Class B Common Stock or Class B Warrants prior to the consummation of such transaction and (y) to the extent that the Members (other than the Corporation) choose to participate in such transaction, then such Members shall take all actions reasonably necessary to effectuate their participation in such transaction, including, without limitation, exercising their respective Redemption Rights. For the avoidance of doubt, in no event shall Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(c)    In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Board of Managers elects to waive the provisions of Section 10.09(a).

Section 10.10    Unvested Common Units.    With respect to any shares of Class B Common Stock corresponding to Common Units which remain subject to vesting conditions in accordance with any applicable Equity Plan or Individual Award Agreement, the Member holding such shares of Class B Common Stock shall abstain from voting any such shares of Class B Common Stock with respect to any matter to be voted on or considered by the stockholders of the Corporation at any annual or special meeting of the stockholders of the Corporation or action by written consent of the stockholders of the Corporation unless and until such time as such Common Units have vested in accordance with the applicable Equity Plan or Individual Award Agreement.

ARTICLE XI

REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01    Redemption Right of a Member.

(a)    Subject to the terms and conditions in this Section 11 hereof (including, without limitation, the limitations set forth in Section 11(a)(iv)), each Member (other than the Corporation and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (excluding, for the avoidance of doubt, any Common Units that the Transfer of which is prohibited pursuant to Section 10.07(b) or 10.07(c) of this Agreement) in whole or in part (the “Redemption Right”) at any time and from time to time following the earlier of (x) the date that is the six (6)-month anniversary of the Closing Date and (y) the date after the Closing on which the Corporation consummates a Change of Control Transaction that results in all of the Corporation’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three Business Days nor more than ten Business Days after delivery of such Redemption Notice (unless and to the extent that the Board of Managers in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”);provided that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units or the Redemption Date specified in such Redemption Notice to another number or date by mutual agreement signed in writing by each of them; provided further, that in the event the Redemption Date occurs in a Restricted taxable Year, the Redemption Date must be a Quarterly Redemption Date not less than sixty (60) days after delivery of the applicable Redemption Notice. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i)    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation;

(ii)    the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and

(iii)    the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) that were Transferred and surrendered to the Corporation pursuant to Section 11.01(a)(i)(y) above.

(iv)    Limitation on Beneficial Ownership.    Notwithstanding anything to the contrary contained herein, the Company shall not effect any Redemption (other than a Redemption pursuant to Section 11.07 hereof), and any Electing Redeeming Member shall not have the right to any Redemption, pursuant to the terms and conditions of this Section 11 and any such Redemption shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, such Electing Redeeming Member together with the other Attribution Parties collectively would beneficially own a number of shares of Class A Common Stock in excess of the Maximum Percentage. The “Maximum Percentage” shall be set at 4.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)), such 4.99% subject to adjustment for the Combined A+B Proviso (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Class A Common Stock beneficially owned by the Electing Redeeming Member shall include the number of shares of Class A Common Stock beneficially owned by the Electing Redeeming Member, plus the number of shares of Class A Common Stock issuable upon Redemption by the Electing Redeeming Member that would result in the Electing Redeeming Member holding the Maximum Percentage of the number of outstanding shares of Class A Common Stock. Furthermore, to the extent the Electing Redeeming Member or its Attribution Parties beneficially own any shares of Class B Common Stock or a Class B Warrant, the Maximum Percentage shall be automatically adjusted from time to time such that the Electing Redeeming Member’s beneficial ownership of the Company’s Class A Common Stock issuable pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)), when combined with Class B Common Stock beneficially owned by the Electing Redeeming Member (taking into account any limitation on conversion or exercise of any convertible security analogous to the limitation contained in this Section 11.01(a)(iv)), on an aggregated basis shall not exceed 4.99% of the Class A Common Stock and Class B Common Stock on an aggregated basis outstanding immediately after giving effect to the issuance of shares of Class A Common Stock pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)) (the foregoing collectively, the “Combined A+B Proviso”). For purposes of this Section 11.01(a)(iv), beneficial ownership shall be calculated in accordance with 1934 Act. For purposes of this Section 11.01(a)(iv), in determining the number of outstanding shares of Class A Common Stock the Electing Redeeming Member may acquire upon a Redemption, without exceeding the Maximum Percentage, the Electing Redeeming Member may rely on the number of outstanding shares of Class A Common Stock and Class B Common Stock as reflected, if applicable, in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Company or the Corporation, including as may be requested by the Electing Redeeming Member in writing, which the Company or the Corporation shall promptly provide, setting forth the number of shares of Class A Common Stock or Class B Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Redemption Notice from the Electing Redeeming Member at a time when the actual number of outstanding shares of Class A Common Stock or Class B Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Electing Redeeming Member in writing of the number of shares of Class A Common Stock or Class B Common Stock then outstanding and, to the extent that such Redemption Notice would otherwise cause the Electing Redeeming Member’s beneficial ownership, as determined pursuant to this Section 11.01(a)(iv), to exceed the Maximum Percentage, the Electing Redeeming Member shall notify the Company of a reduced number of Redeemed Units to be redeemed pursuant to such Redemption Notice (the number of shares by which such Redemption is reduced, the “Reduction Shares”). In the event that the issuance of Class A Common Stock to the Electing Redeeming Member results in the Electing Redeeming Member and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Class A Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Electing Redeeming Member and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Electing Redeeming Member shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return any Common Units and shares of Class A Common Stock tendered by the Electing Redeeming Member corresponding to the Excess Shares, and the Electing Redeeming Member shall transfer the Excess Shares to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11.01(a)(iv) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11.01(a)(iv) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived. By written notice to the Company, the Electing Redeeming Member may from time to time increase or decrease the Maximum Percentage applicable to the Electing Redeeming Member to any other percentage; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(b)    The Corporation shall have the option (as determined solely by the Corporate Board), as provided in Section 11.02, to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided that, for the avoidance of doubt, the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement solely in connection with the Corporation’s completion of a substantially concurrent public offering or private sale of shares of Class A Common Stock within ten (10) Business Days of the delivery of a Redemption Notice. For the avoidance of doubt, the Company shall have no obligation to effect a Cash Settlement that exceeds the cash raised by the Corporation from the Corporation’s offering or sale of shares of Class A Common Stock referenced in this Section 11.01(b). The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the applicable Redeeming Member) of such election within two Business Days of receiving the Redemption Notice; provided that, if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method. If the Corporation elects a Share Settlement (including in connection with a Direct Exchange pursuant to Section 11.03), the Corporation shall deliver or cause to be delivered the number of shares of Class A Common Stock deliverable upon such Share Settlement as promptly as practicable (but not later than three Business Days) after the Redemption Date, at the offices of the then-acting registrar and transfer agent of the shares of Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Class A Common Stock, at the principal executive offices of the Corporation), registered in the name of the relevant Redeeming Member (or in such other name as is requested in writing by the Redeeming Member), in certificated or uncertificated form, as determined by the Corporation; provided that, to the extent the shares of Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the Redeeming Member set forth in the Redemption Notice, the Corporation shall use its commercially reasonable efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member by no later than the close of business on the Business Day immediately following the Redemption Date.

(c)    In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the Redemption Notice.

(d)    In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i)    any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii)    the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii)    the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv)    the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v)    any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi)    there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)    there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii)    the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix)    the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e)    The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided however that, if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided further that, a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f)    In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g)    Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Board of Managers) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 11.02    Election and Contribution of the Corporation.    Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Section 11.01(d), subject to Section 11.03 on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (a) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)) and (b) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 11.03    Direct Exchange Right of the Corporation.

(a)    Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by a majority of its directors who are disinterested) (subject to the timing limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)    The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that, such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that, any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c)    Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i)    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) equal to the number of Redeemed Units, equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii)    the Corporation shall (x) issue or pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) that were Transferred and surrendered to the Corporation pursuant to Section 11.03(c)(i)(y) above; and

(iii)    the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04    Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation.

(a)    At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided that, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. The Corporation shall use its reasonable best efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

(b)    Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, the Corporation shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporate Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement.

Section 11.05    Effect of Exercise of Redemption or Direct Exchange.    This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has a remaining Unit following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member, the Company or the Corporation of any prior breach of this Agreement by such Redeeming Member, the Company or the Corporation.

Section 11.06    Tax Treatment.    Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes. The Redeeming Member shall reasonably cooperate with the Company and the Corporation in connection with any Redemption or Direct Exchange to ensure that the requirements of Sections 1445 and 1446(f) of the Code or successor provisions of the Code are satisfied (as determined by the Corporation) prior to the Redemption Date.

Section 11.07    Redemption Limitations.    The Board of Managers may require that any Member (or group of Members) redeem all of its (or their) Units pursuant to the Redemption Right to the extent the Board of Managers determines that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board to such Member (or group of Members) requiring such Redemption, such Member (or group of Members) shall exchange, subject to exercise by the Corporation (or such other member(s) of the Corporation designated by the Corporation) of its option to elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement pursuant to Section 11.01(b), all of its (or their) Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 11.07 and otherwise in accordance with the requirements set forth in such notice.

ARTICLE XII

ADMISSION OF MEMBERS

Section 12.01    Substituted Members.    Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02    Additional Members.    Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Board of Managers (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Board of Managers). Such admission shall become effective on the date on which the Board of Managers determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01    Withdrawal and Resignation of Members.    Except in the event of Transfers pursuant to Section 10.06 and any Manager’s right to resign pursuant to Section 6.01, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Board of Managers upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01    Dissolution.    The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)    the decision of the Board of Managers together with the written approval of the Members holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation the Corporation and all Common Units held directly or indirectly by it);

(b)    a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto;

(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act; or

(d)    the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02    Winding up.    Subject to Section 14.05, on dissolution of the Company, the Board of Managers shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Board of Managers. The steps to be accomplished by the Liquidators are as follows:

(a)    as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)    the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c)    following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by 90 days after the date of the liquidation).

The distribution of cash or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.

Section 14.03    Deferment; Distribution in Kind.    Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 14.04    Cancellation of Certificate.    On completion of the winding up of the Company as provided herein, the Board of Managers (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05    Reasonable Time for Winding Up.    A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06    Return of Capital.    The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XV

GENERAL PROVISIONS

Section 15.01    Power of Attorney.

(a)    Each Member hereby constitutes and appoints the Board of Managers (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Board of Managers deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Board of Managers deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Board of Managers deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or Article XIII; and

(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Board of Managers, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Board of Managers, to effectuate the terms of this Agreement.

(b)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02    Confidentiality.

(a)    Each of the Members (other than the Corporation) agrees that, without limiting the applicability of any other agreement to which any Member may be subject, no Member shall directly or indirectly disclose or use (other than solely for the purpose of such Member monitoring and analyzing such Member’s investment made herein) at any time, including use for commercial or proprietary advantage or profit (other than for the benefit of the Company), either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. “Confidential Information” as used herein includes all nonpublic information concerning the Company or its Subsidiaries including, but not limited to, ideas, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, operating practices and methods, corporate structure, financial and organizational information, analyses, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; or (iii) is approved for release by written authorization of the Corporate Board or the Board of Managers, or any other officer designated by the Board of Managers.

(b)    Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent (i) the disclosure is necessary for the Member or the Company’s employees, agents, representatives and advisors to fulfill their duties to the Company pursuant to this Agreement or other written agreements or (ii) the disclosure is required by Law, court order, subpoena or legal process or to comply with the requirements of a state or federal regulatory authority.

(c)    Upon expiration or other termination of a Member’s interest in the Company, that Member may not take any of the Confidential Information, and that Member shall promptly return to the Company all Confidential Information in that Member’s possession or control.

Section 15.03    Amendments.    Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Board of Managers, together with the written consent of the holders of a majority of the Common Units then outstanding, excluding all Common Units held directly or indirectly by the Corporation. Notwithstanding the foregoing, no amendment or modification:

(a)    to Section 6.01    may be made without the written consent of (i) the Board of Managers, (ii) the Majority Members, and (iii) the Corporation.

(b)    to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c)    to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (ii) increase the liabilities of such Member hereunder, (iii) otherwise adversely affect a holder of Units (with respect to such Units) in a manner disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) adversely affect the rights of any Member under Section 7.01 or 7.04 or Article X or XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of the holders a majority of such affected Units, as the case may be.

Notwithstanding any of the foregoing, the Board of Managers may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided that, any such amendment does not adversely change the rights of the Members hereunder in any respect, (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation, (iii) to issue Units in accordance with Section 3.02(b), (iv) to the extent reasonably necessary or advisable to avoid the Company being treated as a “publicly traded partnership” or being taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code or (v) in accordance with Section 5.08.

Section 15.04    Title to Company Assets.    Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05    Addresses and Notices.    All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

American Oncology Network, LLC
[Address]
Attn:
Email:

with a copy (which copy shall not constitute notice) to:

[       ]
[Address]
Attn:
Email:

To the Corporation:

American Oncology Network, Inc.
[Address]
Attn:
Email:

with a copy (which copy shall not constitute notice) to:

[       ]
[Address]
Attn:
Email:

To the Members, as set forth on Schedule 2.

Section 15.06    Binding Effect; Intended Beneficiaries.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07    Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09    Counterparts.    This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10    Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13    Execution and Delivery by Electronic Signature and Electronic Transmission.    This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14    Right of Offset.    Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15    Entire Agreement.    This Agreement, those documents expressly referred to herein, any indemnity agreements entered into in connection with the Prior LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Prior LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

Section 15.16    Remedies.    Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17    Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

AMERICAN ONCOLOGY NETWORK, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

SCHEDULE 1

SCHEDULE OF PRE-BUSINESS COMBINATION MEMBERS

Member:	Class A Units	Class A-1 Units	Class B Units

[Schedule 1 to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

SCHEDULE 2

SCHEDULE OF MEMBERS

Member:	Common Units	Cash Received in the Recapitalization	Contact Information for Notice

This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

[Schedule 2 to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

SCHEDULE 3

INITIAL OFFICERS

[Schedule 3 to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [                           ], 20[              ] (this “Joinder”), is delivered pursuant to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [                     ], [                          ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [American Oncology Network, Inc.], a Delaware corporation (the “Corporation”), and each of the other Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement.

1.    Joinder to the Agreement.    Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is admitted as and hereafter will be a Member under the Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Agreement as if it had been a signatory thereto as of the date thereof.

2.    Incorporation by Reference.    All terms and conditions of the Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.    Address.    All notices under the Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

[Exhibit A to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

AMERICAN ONCOLOGY NETWORK, LLC

By: [American Oncology Network, Inc.]

By:
Name:
Title:

[Exhibit A to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of [                          ] (the “Member”), a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [                        ], [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [American Oncology Network, Inc.], a Delaware corporation, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:
Title:

[Exhibit B-1 to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of [               ] (the “Member”), who is a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [                ], [                 ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [American Oncology Network, Inc.], a Delaware corporation, and each of the other Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated:

[NAME OF NEW MEMBER]

By:
Name:
Title:

[Exhibit B-2 to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

Exhibit B

Form of Amended and Restated Acquiror Certificate of Incorporation

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

[                              ]

Digital Transformation Opportunities Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The name of the Corporation is “Digital Transformation Opportunities Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate”).

2.            An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 9, 2021 (the “First Amended and Restated Certificate”).

3.            This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL.

4.            This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware (the “Effective Time”).

5.            The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is [American Oncology Network, Inc.] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1      Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [   ] shares, consisting of (a) [   ] shares of common stock (the “Common Stock”), including (i) [   ] shares of Class A common stock (the “Class A Common Stock”) and (ii) [   ] shares of Class B common stock (the “Class B Common Stock”), and (b) [   ] shares of preferred stock (the “Preferred Stock”). The number of authorized shares of either Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding or, in the case of Common Stock, then necessary for issuance in connection with the exchange or redemption of Common Units (the “Common Units”) of American Oncology Network, LLC, a Delaware limited liability company

(“AON LLC”) pursuant to Article 11 (an “Exchange”) of that certain Third Amended and Restated Limited Liability Company Agreement of AON LLC (the “LLC Agreement”)) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock, as applicable, voting separately as a class shall be required therefor, unless a separate vote is required pursuant to any certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Upon the Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and changed into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate or book-entry position that immediately prior to the Effective Time represented shares of Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

Section 4.2      Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a Preferred Stock Designation, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3      Common Stock.

(a)            Voting.

(i)     Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally are entitled to vote.

(ii)    Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(iii)   Except as otherwise provided in this Amended and Restated Certificate (including any Preferred Stock Designation) or required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)            Dividends and Distributions.

(i)            Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii)    Class B Common Stock. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(c)            Liquidation, Dissolution or Winding Up; Deemed Liquidation Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or any Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class B Common Stock as to distributions upon dissolution, liquidation, winding up or a Deemed Liquidation Event, the holders of shares of Class B Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. Thereafter, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For purposes of this Amended and Restated Certificate, “Deemed Liquidation Event” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; provided, that, for the purpose of this Section 4.3(c), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged; (ii) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided, that, an acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d)            Cancellation of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, as set forth in the books and records of AON LLC (including pursuant to an Exchange), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class B Common Stock after the Effective Time other than in connection with the valid issuance of Common Units in accordance with the LLC Agreement, such that after such issuance of Class B Common Stock such holder of Common Units holds an identical number of Common Units and shares of Class B Common Stock.

(e)            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Common Units subject to Exchange from time to time.

(f)            Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any series of Common Stock into a greater or lesser number of shares, the shares of each other series of Common Stock outstanding immediately prior to such combination or subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such combination or subdivision shall be maintained immediately after such combination or subdivision; provided, that such actions with respect to the Class B Common Stock shall be subject to Sections 3.04 and 3.05 of the LLC Agreement. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(g)            Restrictions on Transfers of Class B Common Stock. A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with Article X of the LLC Agreement. Any purported transfer of shares of Class B Common Stock to any person other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s Common Units to such Permitted Transferee in compliance with

Article X of the LLC Agreement shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

Section 4.4      Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1      Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation then in effect (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2      Number, Election and Term.

(a)            The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board, subject to any contractual rights of stockholders or any series of the Preferred Stock to elect directors.

(b)            Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to any contractual rights of stockholders, in accordance with the DGCL, or the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)            Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)            Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3      Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4      Removal. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5      Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66.7% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1      Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2      Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3      Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1      Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2      Indemnification and Advancement of Expenses.

(a)            To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)            The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)            Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)            This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that Section 4.3(a)(iii) of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1      Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision will not apply to any action brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. If any action the subject matter of which is within the scope of this Section 11.1 is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to service of process on such stockholder’s counsel. Additionally, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2      Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, Digital Transformation Opportunities Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

Exhibit C

Form of Incentive Equity Plan

AMERICAN ONCOLOGY NETWORK, INC.

2022 INCENTIVE EQUITY PLAN

1.     Purposes of the Plan; Award Types.

(a)            Purposes of the Plan. The purposes of this Plan are to attract and retain personnel for positions with the Company Group, to provide additional incentive to Employees, Directors, and Consultants (collectively, “Service Providers”), and to promote the success of the Company’s business.

(b)            Award Types. The Plan permits the grant of Incentive Stock Options (“ISO”) to any ISO Employee and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards to any Service Provider.

2.     Definitions. The following definitions are used in this Plan:

(a)            “Administrator” means Administrator as defined in Section 4(a).

(b)            “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(c)            “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

(d)            “Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.

(e)            “Board” means the Board of Directors of the Company.

(f)            “Change in Control” means the occurrence of any of the following events:

(i)            A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 2(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)            A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 2(f)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)            A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2(f)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)            a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)            a transfer of assets by the Company to:

(A)            a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)            an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C)            a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

(D)            an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 2(f)(iii)(2)(A) to Section 2(f)(iii)(2)(C).

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2(f).

(iv)            A transaction will not be a Change in Control:

(1)            unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(2)            if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)            “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.

(h)            “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.

(i)            “Common Stock” means the Class A common stock of the Company.

(j)            “Company” means American Oncology Network, Inc., a Delaware corporation, or any of its successors.

(k)            “Company Group” means the Company, American Oncology Partners of Maryland, P.A. and American Oncology Partners, P.A. and any corporation, partnership, limited liability company or other entity in which any of the foregoing own, directly or indirectly, equity securities with a majority of the voting power.

(l)            “Consultant” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.

(m)            “Director” means a member of the Board.

(n)            “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)            “Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company (such an Employee, an “ISO Employee”). Notwithstanding, Options awarded to individuals not providing services to the Company or a Subsidiary of the Company should be carefully structured to comply with the payment timing rule of Code Section 409A. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.

(p)            “Exchange Act” means the U.S. Securities Exchange Act of 1934.

(q)            “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r)            “Exercise Price” means the price payable per share to exercise an Award.

(s)            “Expiration Date” means the last possible day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed before midnight U.S. Eastern Time between the Expiration Date and the following date; provided, however, that any broker-assisted cashless exercise of an Option granted hereunder must be completed by the close of market trading on the Expiration Date.

(t)            “Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)            If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;

(ii)            If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;

(iii)            Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (t)(i) or (t)(ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(u)            “Fiscal Year” means a fiscal year of the Company.

(v)            “Grant Date” means Grant Date as defined in Section 4(c).

(w)            “Incentive Stock Option” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Code Section 422.

(x)            “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)            “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(z)            “Option” means a right to acquire Shares granted under Section 6.

(aa)      “Outside Director” means a Director who is not an Employee.

(bb)      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(cc)      “Participant” means the holder of an outstanding Award.

(dd)      “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

(ee)      “Performance Period” means Performance Period as defined in Section 10(a)

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg)      “Plan” means this 2022 Incentive Equity Plan.

(hh)      “Restricted Stock” means Shares issued under an Award granted under Section 8 or issued as a result of the early exercise of an Option.

(ii)            “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value, granted under Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)      “Securities Act” means U.S. Securities Act of 1933.

(kk)      “Service Provider” means an Employee, Director or Consultant.

(ll)      “Share” means a share of the Common Stock as adjusted in accordance with Section 13 of the Plan.

(mm)    “Stock Appreciation Right” means an Award granted under Section 7.

(nn)    “Subsidiary” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.

(oo)            “Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (ii) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award, the Shares subject to, or other amounts or property payable under, an Award, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the applicable member of the Company Group has either agreed to withhold or has an obligation to withhold.

(pp)      “Ten Percent Owner” means Ten Percent Owner as defined in Section 6(b)(i).

(qq)      “Trading Day” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.

(rr)      “Transaction” means Transaction as defined in Section 14(a).

3.     Shares Subject to the Plan.

(a)            Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is:

(i)            5,300,000 Shares, plus

[(ii)      any Shares subject to stock options or other awards that are assumed as part of the Transactions (“Assumed Awards”) and that, on or after the Closing Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan under this clause (ii) equal to [   ] Shares], plus

(iii)            any additional Shares that become available for issuance under the Plan under Sections 3(b) and 3(c), minus

(iv)  with respect to any Retention Class B-1 Unit Awards, any such Shares (1) into which the Retention Class B-1 Unit Awards have been exchanged as part of the Company Class B-1 Unit Award Exchange Offer or (2) that have been issued or are issuable in respect of any Company Common Units into which such Retention Class B-1 Unit Awards were reclassified upon the adoption of the Amended and Restated Company LLC Agreement.

The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.

(b)            Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of:

(i)            [   ] Shares,

(ii)            5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and

(iii)            a lesser number of Shares determined by the Administrator.

(c)            Share Reserve Return.

(i)            Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.

(ii)            Stock Appreciation Rights. Only Shares actually issued pursuant to a Stock Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan; all remaining Shares originally subject to the Stock Appreciation Right will remain available for future issuance under the Plan.

(iii)            Full-Value Awards. Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, or stock-settled Performance Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.

(iv)            Withheld Shares. Shares used to pay the Exercise Price of an Award or to satisfy Tax Withholdings related to an Award will become available for future issuance under the Plan.

(v)            Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.

(d)            Incentive Stock Options. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal to 300% of the aggregate Share number stated in Section 3(a) plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under Sections 3(b) and 3(c).

(e)            Adjustment. The numbers provided in Sections 3(a), 3(b), and 3(d) will be adjusted as a result of changes in capitalization and any other adjustments under Section 13.

(f)            Substitute Awards. If the Committee grants Awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or becomes a part of any member of the Company Group, the grant of those substitute Awards will not decrease the number of Shares available for issuance under the Plan.

(g)            Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.      Administration of the Plan.

(a)            Procedure.

(i)            The Plan will be administered by the Board or a Committee (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.

(ii)           To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more subcommittees of the Board or a Committee or officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries, provided that the delegation must comply with any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such officer(s). This delegation may be revoked at any time by the Board or Committee.

(b)            Powers of the Administrator. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:

(i)            to determine the Fair Market Value;

(ii)           to approve forms of Award Agreements for use under the Plan;

(iii)          to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;

(iv)          to determine the number of Shares to be covered by each Award granted;

(v)           to determine the terms and conditions, consistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, the Exercise Price, the time(s) when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;

(vi)          to institute and determine the terms and conditions of an Exchange Program;

(vii)         to construe interpret the Plan and make any decisions necessary to administer the Plan, including but not limited to determining whether and when a Change in Control has occurred;

(viii)        to establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations and sub-plans for the purposes of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or obtaining tax-favorable treatment for Awards granted to Service Providers located outside the U.S., in each case as the Administrator may deem necessary or advisable;

(ix)           to interpret, modify or amend each Award (subject to Section 19), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;

(x)            to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 16;

(xi)            to delegate ministerial duties to any of the Company’s Employees;

(xii)            to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;

(xiii) to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by Applicable Laws, such suspension shall be lifted in all cases not less than 10 Trading Days before the last date that the Award may be exercised;

(xiv) to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award; and

(xv) to make any determinations necessary or appropriate under Section 13

(c) Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.

(d) Waiver. The Administrator may waive any terms, conditions or restrictions.

(e) Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.

(f) Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).

(g) Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.

(h) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.     Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to ISO Employees.

6.     Stock Options.

(a)            Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share Exercise Price, its Expiration Date, and such other terms and conditions as the

Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.

(b) Exercise Price. The Exercise Price for the Shares to be issued upon exercise of an Option will be determined by the Administrator and stated in the Award Agreement, subject to the following:

(i) In the case of an Incentive Stock Option:

(1) granted to an ISO Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company (a “Ten Percent Owner”), the Exercise Price for the Shares to be issued will be no less than 110% of the Fair Market Value per Share on the date of grant; and

(2) granted to any ISO Employee other than a Ten Percent Owner, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the Grant Date (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to a Service Provider that is not a U.S. taxpayer.

(c) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option. Unless the Administrator determines otherwise, the consideration may consist of any one or more or combination of the following, to the extent permitted by Applicable Laws:

(i)            cash;

(ii)            check or wire transfer;

(iii)            promissory note, if and to the extent approved by the Company;

(iv)            other Shares that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;

(v)            consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award;

(vi)            consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award; and

(vii)            any other consideration or method of payment to issue Shares (provided that other forms of considerations may only be approved by the Administrator).

The Administrator has the power to remove or limit any of the above forms of consideration for exercising an Option, except for the payment of cash, at any time in its sole discretion.

(d) Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, provided that, in the case of an Incentive Stock Option: (a) granted to a Ten Percent Owner, the Option may not be exercisable after the expiration of 5 years from the date such Option is granted, or such shorter term as may be provided in the Award Agreement; and (b) granted to an ISO Employee other than a Ten Percent Owner, the Option may not be exercisable after the expiration of 10 years from the date such Option is granted term, or such shorter term as may be provided in the Award Agreement.

(e) Incentive Stock Option Limitations.

(i) To the extent that the aggregate fair market value of the shares with respect to which incentive stock options under Code Section 422(b) are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, the incentive stock options whose value exceeds $100,000 will be treated as nonstatutory stock options. Incentive stock options will be considered in the order in which they were granted. For this purpose, the fair market value of the shares subject to an option will be determined as of the grant date of each option.

(ii) If an Option is designated in the Administrator action that granted it as an Incentive Stock Option but the terms of the Option do not comply with Sections 6(b) and 6(d), then the Option will not qualify as an Incentive Stock Option.

(f) Exercise of Option. An Option is exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable Tax Withholdings). Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, despite the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan (except as provided in Section 3(c)) and for purchase under the Option, by the number of Shares as to which the Option is exercised.

(i) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within 30 days of such cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent that the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within 6 months of cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within 6 months following the Participant’s death, or within such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of the beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is exercised pursuant to this

Section 6(f)(iii), Participant’s designated beneficiary or personal representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(g) Expiration of Options. Subject to Section 6(d), an Option’s Expiration Date will be set forth in the Award Agreement. An Option may expire before its expiration date under the Plan (including pursuant to Sections 6(f), 13, 14, or 17(d)) or under the Award Agreement.

(h) Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Option is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Option would be subject to additional taxation or interest under Section 409A. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Option will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

7. Stock Appreciation Rights.

(a) Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines.

(b) Exercise Price. The Exercise Price of a Stock Appreciation Right will be determined by the Administrator, provided that in the case of a Stock Appreciation Right granted to a U.S. taxpayer, the Exercise Price will be no less than 100% of the Fair Market Value of a Share on the date of grant.

(c) Payment of Stock Appreciation Right Amount. Payment upon Stock Appreciation Right exercise may be made in cash, in Shares (which, on the date of exercise, have an aggregate fair market value equal to the amount of payment to be made under the Award), or any combination of cash and Shares, with the determination of form of payment made by the Administrator. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:

(i) the excess, if any, between the fair market value on the date of exercise over the Exercise Price multiplied by

(ii) the number of Shares with respect to which the Stock Appreciation Right is exercised.

(d) Exercise of Stock Appreciation Right. A Stock Appreciation Right is exercised when the Company receives a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Appreciation Right. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, despite the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease (x) the number of Shares thereafter available under the Stock Appreciation Right by the number of Shares as to which the Stock Appreciation Right is exercised and (y) the number of Shares thereafter available under the Plan by the number of Shares issued upon such exercise.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right’s Expiration Date will be set forth in the Award Agreement. A Stock Appreciation Right may expire before its expiration date under the Plan (including pursuant to Sections 13, 14, or 16(c)) or under the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Tolling of Expiration. If exercising a Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Stock Appreciation Right is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Stock Appreciation Right would be subject to additional taxation or interest under Section 409A. If this would result in the Stock Appreciation Right remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Stock Appreciation Right will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

8. Restricted Stock.

(a) Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any Period of Restriction (e.g., fully vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.

(b) Restrictions.

(i)            Except as provided in this Section 8(b) or the Award Agreement, while unvested, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated.

(ii)            While unvested, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(iii)            Service Providers holding a Share covered by an Award of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares while such Shares are unvested, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the Shares with respect to which they were paid and if such dividend or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such dividends until the restrictions on the Shares with respect to which they were paid have lapsed.

(iv)            Except as otherwise provided in this Section 8(b) or an Award Agreement, a Share covered by each Award of Restricted Stock made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.

(v)            The Administrator may impose (prior to grant) or remove (at any time) any restrictions on Shares covered by an Award of Restricted Stock.

9. Restricted Stock Units.

(a) Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria, if any, that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 9(d). The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement and determined by the Administrator. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

10. Performance Awards.

(a) Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the specify any time period during which any performance objectives or other vesting provisions, if any, will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines.

(b) Objectives or Vesting Provisions and Other Terms. The Administrator will set objectives or vesting provisions that, depending on the extent to which the objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c) Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value, or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of payment or, in the discretion of the Administrator, at the time of grant.

(d) Value of Performance Awards. Each Performance Award’s threshold, target, and maximum payout values will be established by the Administrator on or before the Grant Date.

(e) Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

11. Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations/Change of Status.

(a) Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be adjusted or suspended during any unpaid leave of absence in accordance with the Company’s leave of absence policy in effect at the time of such leave. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or within the Company Group. In addition, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, if, after the date of grant of a Participant’s Award, the Participant commences working on a part-time or reduced work schedule basis, the vesting of such Award will be adjusted in accordance with the Company’s reduced work schedule/ part-time policy then in effect. Adjustments or suspensions of vesting pursuant to this Section shall be accomplished in a manner that is exempt from or complies with the requirements of Code Section 409A and the regulations and guidance thereunder.

(b) Employment Status. A Participant will not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.

(c) Incentive Stock Options. With respect to Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the first day of such leave any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.

13. Adjustments; Dissolution or Liquidation.

(a) Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs (including a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14. Change in Control or Merger.

(a) Administrator Discretion. If a Change in Control or a merger of the Company with or into another entity occurs (each, a “Transaction”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section), without a Participant’s consent, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof) or that the vesting of any such Awards may accelerate automatically upon consummation of a Transaction.

(b) Identical Treatment Not Required. The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the Transaction.

(c) Continuation. An Award will be considered continued if, following the Change in Control or merger:

(i) the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the Closing Date (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria), subject to Section 14(c)(iii) below and Section 13(a); provided that if the consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction; or

(ii) the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Transaction. Any such cash or property may be subjected to any escrow applicable to holders of Common Stock in the Change in Control. If as of the date of the occurrence of the Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.

(iii) Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the

Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Transaction corporate structure will not invalidate an otherwise valid Award assumption.

(d) Modification. The Administrator will have authority to modify Awards in connection with a Change in Control or merger:

(i) in a manner that causes the Awards to lose their tax-preferred status,

(ii) to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the Transaction the Option may only be exercised only to the extent it is vested;

(iii) to reduce the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the Transaction is equivalent and the adjustment complies with U.S. Treasury Regulation Section 1.409A-1(b)(v)(D); and

(iv) to suspend a Participant’s right to exercise an Option during a limited period of time preceding and or following the closing of the Transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the Transaction.

(e) Non-Continuation. If the successor corporation does not continue an Award (or some portion such Award), the Administrator may provide that the Participant will fully vest in (and have the right to exercise) 100% of the then-unvested Shares subject to his or her outstanding Options and Stock Appreciation Rights, all restrictions on 100% of the Participant’s outstanding Restricted Stock and Restricted Stock Units will lapse, and, regarding 100% of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, in all cases. In no event will vesting of an Award accelerate as to more than 100% of the Award. Unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Options or Stock Appreciation Rights are not continued when a Change in Control or a merger of the Company with or into another corporation or other entity occurs, the Administrator will notify the Participant in writing or electronically that the Participant’s vested Options or Stock Appreciation Rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the Administrator in its sole discretion and all of the Participant’s Options or Stock Appreciation Rights will terminate upon the expiration of such period (whether vested or unvested).

15. Outside Director Grants.

(a) With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise outstanding Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement, a Company policy related to Director compensation, or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, that specifically references this default rule.

(b) No Outside Director may be paid, issued or granted, in any Fiscal Year, cash retainer fees and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $750,000, increased to $1,500,000 in connection with his or her initial service (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 15(b).

16. Tax Matters.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award (including upon exercise of an Award).

(b) Withholding Arrangements. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (i) requiring the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or any greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or any greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (vii) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.

(c) Compliance With Code Section 409A. Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 16(c) is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.

17. Other Terms.

(a) No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship at any time free from any liability or claim under the Plan.

(b) Interpretation and Rules of Construction. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) Plan Governs. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Grant Agreement, the terms and conditions of the Plan will prevail.

(d) Forfeiture Events.

(i) All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other

Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 17(d)(i) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.

(ii) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant that would constitute cause for termination of such Participant’s status as a Service Provider.

18. Term of Plan. Subject to Section 21, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the Closing Date. The Plan will continue in effect until terminated under Section 19, but (i) no Incentive Stock Options may be granted after 10 years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3(b) relating to automatic share reserve increase will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c) Consent of Participants Generally Required. Subject to Section 19(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement authorized by the Administrator between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.

(d) Exceptions to Consent Requirement.

(i) A Participant’s rights will not be deemed to have been materially impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and

(ii) Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done

(ii) in a manner specified by the Plan,

(iii) to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422,

(iv) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422,

(v) to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or

(vi) to comply with other Applicable Laws.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

(b) Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising such Award to represent and warrant during any such exercise or vesting that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Failure to Accept Award. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the date that a portion of the Award is scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and the Shares subject to the Award covered by such portion immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Exhibit D

Form of Registration Rights Agreement

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement” as amended, restated, supplemented, or otherwise modified from time to time) dated as of [   ], 2023, is made and entered into by and among American Oncology Network, Inc. (formerly known as Digital Transformation Opportunities Corp.), a Delaware corporation (the “Company”), Digital Transformation Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant, a “Holder” and collectively the “Holders”).

WHEREAS, the Company and the Sponsor have entered into that certain Securities Subscription Agreement, dated as of January 8, 2021, pursuant to which the Sponsor purchased an aggregate of 7,187,500 shares of the Class B common stock, par value $0.0001 per share;

WHEREAS, the Company subsequently effected a stock dividend resulting in the Sponsor holding an aggregate of 8,625,000 shares of the Class B Common Stock (the “Founder Shares”);

WHEREAS, the Founder Shares are convertible into shares of the Class A Common Stock, par value $0.0001 per share, at the time of the Business Combination on a one-for-one basis, subject to adjustment, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation, as may be amended from time to time;

WHEREAS, on March 9, 2021, the Company and the Sponsor entered into that certain Private Placement Warrant Purchase Agreement, pursuant to which the Sponsor agreed to purchase 5,666,667 warrants (or up to 6,266,667 warrants if the over-allotment option in connection with the Company’s initial public offering is exercised in full) (together with all other warrants issued by the Company to the Sponsor on substantially the same terms, the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering, each Private Placement Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share;

WHEREAS, the Company, the Sponsor and the other parties thereto (collectively, the “Existing Holders”) entered that certain registration and stockholder rights agreement, dated as of March 9, 2021 (the “Original RRA”) pursuant to which certain Holders are entitled to registration rights;

WHEREAS, the Company and American Oncology Network, LLC, a Delaware limited liability company (“AON”), entered into that certain Business Combination Agreement dated as of October 5, 2022 (as it may be amended from time to time in accordance with the terms thereof the “BCA”) in connection with the business combination of the Company and AON (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, concurrently with the execution of the BCA, the Sponsor, its Affiliates and certain stockholders of the Company have entered into the Sponsor Agreement (the “Sponsor Agreement”);

WHEREAS, upon the consummation of the Business Combination, AON, the Company, as the managing member of AON, and each of the other parties thereto entered into that certain third amended and restated operating agreement of AON dated as of the date hereof (as it may be further amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LLC Agreement”);

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth in the Original RRA may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the Registrable Securities (as such term is defined in the Original RRA); and

WHEREAS, in connection with the execution of this Agreement, the Company and the Existing Holders desire to amend and restate the Original RRA in its entirety as set forth herein and enter into this Agreement, pursuant to which the Company shall provide the Holders with certain rights relating to the registration of the Registrable Securities on the terms and conditions set forth below;

NOW,THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Additional Holder” shall have the meaning given in Section 7.13 hereof.

“Additional Holder Common Stock” shall have the meaning given in Section 7.13 hereof.

“Additional Registrable Security” shall mean (i) any shares of Class A Common Stock issued by the Company to a Holder in connection with the redemption by a Holder of Common Units owned by any Holder and (ii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or any principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble hereto

“Amended and Restated Company Certificate of Incorporation” shall mean the Amended and Restated Acquiror Certificate of Incorporation, as defined in the BCA.

“AON” shall have the meaning given in the Preamble hereto.

“AON Lock-Up Period” shall mean, with respect to the Exchange Shares, the period beginning on the Closing Date and ending on the day that is six (6) months after the Closing Date.

“BCA” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given in the BCA.

“Closing Date” shall have the meaning given in the BCA.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means, collectively, Class A Common Stock and Class B Common Stock.

“Common Units” shall have the meaning given in the LLC Agreement.

“Company” is defined in the preamble to this Agreement and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” is defined in Section 2.1.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1 hereof.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Party” is defined in Section 4.1.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Registrable Security” shall mean (i) any shares of the Class A Common Stock issued in connection with the any exchange or redemption of Common Units and Class B Common Stock issued pursuant to the terms of the LLC Agreement or Amended and Restated Company Certificate of Incorporation, as applicable (collectively, the “Exchange Shares”); and (ii) (a) the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of the Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of the Original RRA, and (d) any other equity security of the Company issued or issuable with respect to any such shares of Class A Common Stock by way of a stock dividend or stock split or other distribution or in connection with a combination of shares, recapitalization or reclassification or other similar transaction, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Issuer Shelf Registration Statement” shall have the meaning given in Section 2.1.2 hereof.

“Joinder” shall have the meaning given in Section 7.10 hereof.

“LLC Agreement” shall have the meaning given in the Recitals hereto.

“Lock-Up” shall have the meaning given in Section 6.1 hereof.

“Lock-Up Period” means, collectively, the AON Lock-Up Period and the Sponsor Lock-Up Period.

“Lock-Up Shares” shall mean, (i) with respect to the any Holder that is a party to the Sponsor Agreement, any shares of Class A Common Stock held by such Holder during the Sponsor Lock-Up Period; and (ii) any Exchange Share during the AON Lock-Up Period.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.5 hereof.

“Notices” is defined in Section 7.3.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferee” is defined in Section 6.2.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Investors” shall have the meaning given in the BCA.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means collectively the Initial Registrable Securities and the Additional Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)            all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

(b)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)            fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts and commissions and transfer taxes, if any, with respect to Registrable Securities sold by Holders;

(d)            printing, messenger, telephone and delivery expenses;

(e)            reasonable fees and disbursements of counsel for the Company;

(f)             reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g)            reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.6 hereof.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” shall mean the Form S-1 Shelf, any Issuer Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggy-Back Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Lock-Up Period” shall mean, with respect to each Holder that is a party to the Sponsor Agreement, the period beginning on the Closing Date and ending on the day that is twelve (12) months after the Closing Date.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.3 hereof.

“Total Limit” shall have the meaning given in Section 2.1.5 hereof.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3 hereof.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.5 hereof.

“Withdrawal Notice” shall have the meaning given in Section 2.1.7 hereof.

“Yearly Limit” shall have the meaning given in Section 2.1.5 hereof.

2.      REGISTRATION RIGHTS.

2.1.          Shelf Registration.

2.1.1.                Filing. The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Initial Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf declared effective after the filing thereof, but no later than the earlier of (a) the 60th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.1.2.                Issuer Shelf Registration. The Company shall, subject to Section 3.4 hereof, submit or file within 90 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement on an appropriate form covering issuance and resale of the Additional Registrable Securities on a delayed or continuous basis (an “Issuer Shelf Registration Statement”). Such Shelf shall provide for the registered resale of all the Additional Registrable Securities by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain an Issuer Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep an Issuer Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Additional Registrable Securities.

2.1.3.                Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.1.4.                New Registrable Securities. Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any Holder or the Sponsor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be so covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $25 million and (ii) the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year.

2.1.5.                Requests for Underwritten Shelf Takedowns. Following the expiration of the applicable Lock-Up Period, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder or the Sponsor (any of the Holders or the Sponsor, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders, collectively, on the one hand, and the Sponsor, on the other hand, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.5 (i) not more than two times in any 12-month period (the “Yearly Limit”) and (ii) not more than five times in the aggregate (the “Total Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.6.                Reduction of Underwritten Offering. If the managing Underwriter or Underwriters for an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting registration pursuant to Section 2.2 of this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, that have been requested to be sold in such Underwritten Offering pursuant to written contractual Piggy-Back Registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Underwritten Offering (i) first, the Registrable Securities of the Demanding Holders and Requesting Holders (pro rata in accordance with the number of Registrable Securities that each such Person has requested be included in such Underwritten Shelf Takedown, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares, and (ii) second, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.7.                Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown may elect to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever by giving written notice (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their request to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall not constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.5 hereof and shall not count toward the Yearly Limit and the Total Limit; provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.7.

2.2.         Piggy-Back Registration.

2.2.1.                Piggy-Back Rights. If the Company or any Holder proposed to consummate a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed offering to the Sponsor and Holders as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Sponsor and Holders in such notice the opportunity to include in such registered offering such number of shares of Registrable Securities as such Persons may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2 hereof, the Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggy-Back Registration to permit the Registrable Securities requested by the Sponsor or Holder pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of the Sponsor’s or any Holder’s Registrable Securities in a Piggy-Back Registration shall be subject to such Person’s agreement to enter into an underwriting agreement and “lock-up” agreement, in each case, in customary form with the Underwriter or Underwriters selected for such Underwritten Offering.

2.2.2.                Reduction of Piggy-Back Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the Sponsor and Holders participating in the Piggy-Back Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Sponsor or Holders desires to sell, taken together with shares of Common Stock or other equity securities, if any, as to which Registration or registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then:

(a)            If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities of the Sponsor and Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual Piggy-Back Registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b)            If the Registration or registered offering is a “demand” registration undertaken at the demand of persons other than either the Sponsor and Holders, then the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c)            If the Registration or registered offering is pursuant to a request by the Sponsor or Holder(s) pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.6 hereof.

2.2.3.                Withdrawal. Any holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.7 hereof) may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement with respect to such Piggy-Back Registration or, in the case of a Piggy-Back Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggy-Back Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a withdrawal by persons or entities making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4.                Unlimited Piggy-Back Registration Rights. For the avoidance of doubt, any Piggy-Back Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1 hereof and shall not count toward the Yearly Limit or the Total Limit. The holders of Registrable Securities may participate in an unlimited number of Piggy-Back Registrations.

2.3.               Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company or any Company-initiated Registration for the account of the Company (subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 1.0% of the then-outstanding Class A Common Stock agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other stockholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggy-Back Registration any Registrable Securities that are then subject to a “lock-up” agreement.

3.      REGISTRATION PROCEDURES.

3.1.           Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the Registration and permit the sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1.                Filing Registration Statement. The Company shall use its commercially reasonable efforts to, as expeditiously as reasonably practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective until all Registrable Securities have ceased to be Registrable Securities.

3.1.2.                Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Sponsor and Holders of Registrable Securities included in such Registration, and the Sponsor’s and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters, if any, and the Sponsor and Holders of Registrable Securities included in such Registration or legal counsel for the Sponsor and any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by the Sponsor and such Holders.

3.1.3.                Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith, as may be reasonably requested by any holder of Registrable Securities that holds at least 5% percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4.                Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5.                State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Sponsor and Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to the Sponsor and such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Sponsor and Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6.                Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No Holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7.                Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders.

3.1.8.                Records. The Company shall make available for inspection by the Sponsor and Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement; provided, however, that the Sponsor, such Holders or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

3.1.9.                Opinions and Comfort Letters. The Company shall: (i) on the date the Registrable Securities are delivered for sale pursuant to such Registration, if requested by the Underwriter(s), if any, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter are being given as are customarily included in such opinions and negative assurance letters, as well as furnish to the Sponsor and each Holder of Registrable Securities included in such Registration, addressed to such Person, such opinion (but, for avoidance of doubt, not such “negative assurance letter”) (provided that such opinion need not permit the Sponsor or such Holders to rely on provisions or paragraphs of such opinion not customarily relied upon by selling securityholders); and (ii) obtain a “cold comfort” letter, and a bring-down thereof, from the Company’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each Holder of Registrable Securities included in such Registration Statement, at any time that such Holder elects to use a prospectus, a customary opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10.              Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11.              Listing; Transfer Agent. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration. The Company shall provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities no later than the effective date of such Registration Statement.

3.1.12.              Road Show. If the registration involves the registration of Registrable Securities involving anticipated gross proceeds in excess of $25 million, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering (it being agreed that such “road show” may utilize videoconferencing).

3.2.           Obligation to Suspend Distribution; Adverse Disclosure. Upon receipt of written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than one hundred twenty (120) days in any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.3.

3.3.           Registration Expenses. The Company shall bear all Registration Expenses incurred in connection with any Registrations, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all Holders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4.          Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. In addition, each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

4.      INDEMNIFICATION AND CONTRIBUTION.

4.1.           Indemnification by the Company. The Company agrees to indemnify and hold harmless the Sponsor and each Holder and each other holder of Registrable Securities, and each of their respective officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Holder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any reasonable legal and any other reasonable out-of-pocket expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Holder Indemnified Party expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, Affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2.           Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 4.4.3 hereof, each Holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Holder, indemnify and hold harmless the Company, each of its directors, officers, agents and each person who controls the Company, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission (or the alleged omission) to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such Holder.

4.3.           Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4.           Contribution.

4.4.1.                If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable or insufficient to hold harmless any Indemnified Party in respect of any expenses, loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2.                The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3.                The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.4.4.                Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provision in the underwriting agreement shall control.

5.      UNDERWRITING AND DISTRIBUTION.

5.1.           Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.      LOCK-UP.

6.1.           Lock-Up. Subject to Section 6.2 hereof, the Sponsor and the Holders agree that they shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period (the “Lock-Up”).

6.2.           Permitted Transferees. Notwithstanding the provisions set forth in Section 6.1 hereof, the Sponsor, the Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period to: (a) the Company’s officers or directors, any Affiliates or family members of any of Company’s officers or directors, the Sponsor, any Affiliate of the Sponsor or to any member(s) of the Sponsor, any Affiliates of such members and funds and accounts advised by such members, or any limited partners of any such funds that are invested in the Sponsor; (b) in the case of an individual, a transferee by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, a transferee by virtue of the laws of descent and distribution upon death of such person; (d) in the case of an individual, a transferee pursuant to a qualified domestic relations order; (e) an entity that is an Affiliate of the holder; (f) a transferee by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (g) a transferee in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of an initial Business Combination; or (h) the Company for no value for cancellation in connection with the consummation of the Company’s initial Business Combination; provided, however, that, in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions and the other restrictions contained herein.

7.      MISCELLANEOUS.

7.1.           Other Registration Rights. The Company represents and warrants that no person or entity, other than the Sponsor, the Holders and the PIPE Investors has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company (i) represents and warrants that no subscription agreement or warrant agreement has been amended in any manner since its applicable effective date and (ii) shall not amend the subscription agreements or the warrant agreements in any manner that would provide to any party thereto registration rights superior to the rights of the other Holders set forth herein unless the Company amends this Agreement to provide substantially similar rights to the other Holders. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2.           Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, except with the consent of the Sponsor and each Holder party hereto. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Sponsor, Holders or holder of Registrable Securities or of any assignee of the Sponsor, Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2.

7.3.          Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

(a)    If the Company, to:

American Oncology Network, Inc.
14543 Global Pkwy STE 110
Fort Myers, FL 33913
Attention:
E-mail:

with a copy (which shall not constitute notice) to

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)   If to the Sponsor or any Holder, to the address set forth below the Sponsor’s or such Holder’s name on Exhibit A hereto. Any notice to the Sponsor shall include a copy (which shall not constitute notice) to:

Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor
Los Angeles, CA 90067
Attention: David M. Hernand and Jonathan Ko
E-mail: davidhernand@paulhastings.com and jonathanko@paulhastings.com

7.4.           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5.           Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

7.6.           Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.7.           Modifications and Amendments. Upon the written consent of (i) the Company and (ii) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor or one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity), shall require the consent of the Sponsor or Holder so affected. No course of dealing between the Sponsor, any Holder or the Company and any other party hereto or any failure or delay on the part of the Sponsor, a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of the Sponsor, any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.8.           Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.9.           Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.10.         Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Sponsor, Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.11.         Governing Law. Venue. Waiver of Trial by Jury. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 7.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.12.         Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to the Sponsor or any Holder, the date that such Person no longer holds any Registrable Securities.

7.13.         Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Final Form

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

AMERICAN ONCOLOGY NETWORK, INC., a
Delaware corporation

By:
Name:
Title:

HOLDERS:

DIGITAL TRANSFORMATION SPONSOR LLC, a
Delaware limited liability company

By:
Name:
Title:

OTHER HOLDERS:

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Final Form

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [           ], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among American Oncology Network, Inc. (formerly known as Digital Transformation Opportunities Corp.), a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the                                       day of                , 20                 .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

[Exhibit A to Registration Rights Agreement]

Exhibit E

Form of Warrant to Purchase Class B Common Stock

[See attached.]

Final Form

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION RELATED THERETO OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

AMERICAN ONCOLOGY NETWORK, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Class B Common Stock:

Date of Issuance:            , 2023 (“Issuance Date”)

American Oncology Network, Inc., a company organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [                 ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times, up to                   (                 ) fully paid non-assessable shares of Common Stock (as defined below), subject to adjustment as provided herein (the “Warrant Shares”).

1.     EXERCISE OF WARRANT.

(a)            Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder at any time or times, in whole or in part, by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following the delivery of the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares and the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date on which the final Exercise Notice has been delivered to the Company. If the Holder delivers the Aggregate Exercise Price and such information as the Company may reasonably request in order to effect the credit or issuance and dispatch, as applicable, set forth in clauses (X) below, on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then the Company shall effect such credit or issuance on or prior to the third (3rd) Trading Day following the date on which the Exercise Notice has been delivered to the Company. If the Holder has not delivered the Aggregate Exercise Price on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then the Company shall effect the credit or issuance and dispatch, as applicable, set forth in clauses (X) below, on or prior to the third (3rd) Trading Day following the date on which the Aggregate Exercise Price is delivered. For purposes of this Warrant, “Share Delivery Date” means the day on which the Company is required to deliver Warrant Shares pursuant to this Section 1(a). On the Share Delivery Date, (X) the Company shall issue a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and payment of the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is (i) physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares being acquired upon an exercise, or (ii) tendered to the Company in connection with a redemption of Common Units for the Company’s Class A Common Stock and the

number of Warrant Shares represented by this Warrant is greater than the number of Shares of Class A Common Stock being acquired upon such redemption, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise/redemption and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise/redemption under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised/redemption. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price with respect to such exercise.

(b)            Exercise Price and Term of Exercise. For purposes of this Warrant, “Exercise Price” means $0.01 per share, subject to adjustment as provided herein. The exercise term of this Warrant shall continue indefinitely so long as Holder is the holder of Common Units of American Oncology Network, LLC (the “Common Units”); provided however, that the number of shares of Common Stock that this Warrant is exercisable for shall not exceed the number of Common Units held by Holder and such shares of Common Stock shall be automatically adjusted so as to equal such number of Common Units held by Holder.

(c)            Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

(d)            Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own a number of shares of Common Stock in excess of the Maximum Percentage. The “Maximum Percentage” shall be set at 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such exercise (to the extent permitted pursuant to this Section 1(d), such 4.99% subject to adjustment for the Combined A+B Proviso (as defined below)). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock beneficially owned by the Holder, plus the number of shares of Common Stock issuable upon exercise of this Warrant that would result in the Holder holding the Maximum Percentage of the number of outstanding shares of Common Stock. Furthermore, to the extent Holder or its Attribution Parties beneficially own Class A Common Stock (whether directly or indirectly through the exercise or conversion of another security), the Maximum Percentage shall be automatically adjusted from time to time such that Holder’s beneficial ownership of the Company’s Common Stock and Class A Common Stock issuable pursuant to the exercise of this Warrant (to the extent permitted pursuant to this Section 1(d)), when combined with Class A Common Stock beneficially owned by the Holder (taking into account any limitation on conversion or exercise of any convertible security analogous to the limitation contained in this Section 1(d)) on an aggregated basis shall not exceed 4.99% of the Common Stock and Class A Common Stock on an aggregated basis outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such exercise (to the extent permitted pursuant to this Section 1(d)) (the foregoing collectively, the “Combined A+B Provisio”). For purposes of this Section 1(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock and Class A Common Stock as reflected, if applicable, in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company, including as may be requested by the Holder in writing, which the Company shall promptly provide, setting forth the number of shares of Common Stock or Class A Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock or Class A Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock or Class A Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(d), to exceed the Maximum Percentage, the Holder shall notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the

Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares and the Holder shall transfer the Excess Shares to the Company. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(e)            Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(e) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2(c) below.

(f)            Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C, and such obligation shall be deemed satisfied on the 21st calendar day after such filing is accepted.

(g)            Withholding Taxes. Applicable withholding taxes (including backup withholding) may be withheld from payments and deemed payments on or with respect to this Warrant. In addition, if any withholding taxes (including backup withholding) are paid on behalf of Holder, then those withholding taxes may be set off against payments of cash or the delivery of shares of Common Stock, if any, in respect of this Warrant (or any payments on Common Stock) or sales proceeds received by, or other funds or assets of, Holder.

2.     ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)            Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company; provided that the Company shall promptly notify the Holder in writing of any such reduction and the period of time that such reduction shall remain effective.

(b)            Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Date of Issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Date of Issuance of this Warrant combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)            Other Events. If any event occurs of the type contemplated by the provisions of Sections 2(a) and 2(b), but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Holder, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to Sections 2(a) and 2(b).

3.     RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if, on or after the Date of Issuance of this Warrant, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, upon exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such Distribution, the Holder shall be entitled, in addition to the Warrant Shares otherwise issuable upon such exercise, the Distribution that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage (provided, however, that to the extent that such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4.     PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)            Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Date of Issuance of this Warrant the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder or its Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder or itsAttribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)            Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(d) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

5.     NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6.     WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders; provided, that, the Company shall not be obligated to provide such copies under this Section 6 if such notice and other information given to stockholders of the Company is publicly available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

7.     REISSUANCE OF WARRANTS.

(a)            Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)            Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)            Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d)            Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.     NOTICES.Whenever notice is required to be given under this Warrant, including, without limitation, an Exercise Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

(i)     if to the Company, to:

American Oncology Network, Inc.
14543 Global Pkwy STE 110,
Fort Myers, FL 33913,
Attention: Chief Financial Officer
Email: david.gould@aoncology.com

With a copy (which will not constitute notice) to:

American Oncology Network, Inc.
14543 Global Pkwy STE 110,
Fort Myers, FL 33913,
Attention: General Counsel
Email: erica.mallon@aoncology.com

(ii)    if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) no later than two (2) Business Days following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) of the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, in each case at the same time as it provides such notice to the holders of Common Stock.

9.    AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10.   GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of Wilmington, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 8(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.   DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12.   REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.

The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13.   TRANSFER; SIGNATURE. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company. This Warrant may be executed by facsimile signature or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

14.   SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

15.   DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice by the Company contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

16.   CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(d)            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(e)            “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Date of Issuance of this Warrant, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f)            “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g)            “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the

Successor Entity not having Common Stock or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control.

(h)            “Class A Common Stock” the Company’s Class A Common Stock, par value $0.0001 per share, and (ii) any capital stock into which such Class A Common Stock shall have been changed or any capital stock resulting from a reclassification of such Class A Common Stock.

(i)            “Common Stock” means (i) the Company’s Class B Common Stock, par value $0.0001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(j)            “Convertible Securities” means any stock, debt or securities or other contractual rights (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(k)            “Eligible Market” means The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.

(l)            “Fundamental Transaction” means a transaction in which (A) the Company, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) makes, or allows one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganizes, recapitalizes or reclassifies its shares of Common Stock, (B) the Company, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allows any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act),directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(m)            “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n)            “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities, but excludes, for the avoidance of doubt, any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities issued pursuant to an incentive award plan of the Company.

(o)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(p)            “Principal Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Issuance Date shall be the Nasdaq Stock Market.

(q)            “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(r)            “Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or Change of Control or one or more Person or Persons with which such Fundamental Transaction or Change of Control shall have been entered into.

(s)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

AMERICAN ONCOLOGY NETWORK, INC.

The undersigned holder hereby exercises the right to purchase                   shares of Common Stock (“Warrant Shares”) of American Oncology Network, Inc., a company organized under the laws of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as: a “Cash Exercise” with respect to                   Warrant Shares

2. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $                  to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                   Warrant Shares in accordance with the terms of the Warrant.

Date:	,

Name of Registered Holder

By:
Name:
Title:

Exhibit F

Company Class B-1 Unit Award Schedule

[This exhibit has been omitted pursuant to Item 601(b)(2)(ii) and Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.]